UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

To our Shareholders:

On August 20, 2015, we will hold two general meetings of our shareholders at our offices located at 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A. Our 2015 annual general meeting of shareholders will begin at 9:00 a.m., Pacific time. We will also hold an extraordinary general meeting of shareholders at 9:30 a.m., Pacific time, or immediately following the conclusion or adjournment of our 2015 annual general meeting.

The matters to be voted upon at each meeting are listed in the notices that follow this letter and are described in more detail in the accompanying joint proxy statement. We urge you to read the entire joint proxy statement carefully before returning your proxy cards. Part I of the accompanying joint proxy statement provides general information about the meetings, Part II describes the proposals to be voted upon at the 2015 annual general meeting of shareholders and related information, Part III describes the proposal to be voted upon at the extraordinary general meeting of shareholders, and Part IV provides additional information, including information about our executive officers and their compensation.

IMPORTANT NOTE REGARDING PROXY CARDS: If you are a registered shareholder, you will receive at least two proxy cards—one for the 2015 annual general meeting and one for the extraordinary general meeting. It is very important that you return all proxy cards to ensure that your vote is represented at the relevant meetings. Whether or not you plan to attend the meetings, please complete, date and sign the enclosed proxy cards and return them in the enclosed envelope as promptly as possible so that your shares may be represented at the relevant meetings and voted in accordance with your wishes.

You may revoke your proxies at any time prior to the time they are voted. Shareholders who are present at the meetings may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Sincerely,

Josephine Teo
Company Secretary
Singapore
July 9, 2015

FLEXTRONICS INTERNATIONAL LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 20, 2015

To our Shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of the annual general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. (“Flextronics” or the “Company”), which will be held at our offices located at 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A, at 9:00 a.m., Pacific time, on August 20, 2015, for the following purposes:

•    To re-elect the following directors: Lay Koon Tan and William D. Watkins (Proposal No. 1);

•    To re-appoint Lawrence A. Zimmerman as a director of Flextronics (Proposal No. 2);

•    To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2016 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal No. 3);

•    To approve a general authorization for the Directors of Flextronics to allot and issue ordinary shares (Proposal No. 4); and

•    To hold a non-binding, advisory vote on executive compensation (Proposal No. 5).

The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

1.              To re-elect each of the following directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

(a) Mr. Lay Koon Tan; and

(b) Mr. William D. Watkins.

2.              To re-appoint Lawrence A. Zimmerman, who will cease to hold office pursuant to Section 153(6) of the Singapore Companies Act, Cap. 50, and who will be seeking re-appointment as a director pursuant to Section 153(6) of the Singapore Companies Act, Cap. 50, to hold office as a director from the date of the 2015 annual general meeting until our next annual general meeting.

3.              To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2016, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

As Special Business

4.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Articles of Association, authority be and is hereby given to our Directors to:

(a)                                 (i)  allot and issue ordinary shares in our capital; and/or

(ii)  make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association; and

(b)  (notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier.”

5.  To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flextronics approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying joint proxy statement captioned ‘Executive Compensation’.”

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flextronics or its Board of Directors.

6.  To transact any other business which may properly be put before the annual general meeting.

Notes

Singapore Financial Statements. At the 2015 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2015, together with the reports of the directors and auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this joint proxy statement and will not be sought at the 2015 annual general meeting.

Eligibility to Vote at Annual General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on June 22, 2015 as the record date for determining those shareholders of the Company who will be entitled to receive copies of this notice and accompanying joint proxy statement. However, all shareholders of record on August 20, 2015, the date of the 2015 annual general meeting, will be entitled to vote at the 2015 annual general meeting.

Quorum. Representation of at least 33-1/3% of all outstanding ordinary shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies. A shareholder entitled to attend and vote at the 2015 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2015 annual general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Availability of Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLC) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders.

By order of the Board of Directors,

Josephine Teo
Company Secretary
Singapore
July 9, 2015

FLEXTRONICS INTERNATIONAL LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 20, 2015

To our Shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of an extraordinary general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. (“Flextronics” or the “Company”), which will be held at our offices located at 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A., on August 20, 2015 at 9:30 a.m., Pacific time, or immediately following the conclusion or adjournment of our 2015 annual general meeting of shareholders (which is being held at 9:00 a.m., Pacific time on the same day and at the same place). The extraordinary general meeting of shareholders is being held for the purpose of approving a renewal of the Share Purchase Mandate permitting Flextronics to purchase or otherwise acquire its own issued ordinary shares.

We are asking our shareholders to approve this renewal of the Share Purchase Mandate at the extraordinary general meeting in order to provide the Company with additional flexibility in the number of shares that it may repurchase pursuant to the Share Purchase Mandate.

In accordance with the provisions of the Singapore Companies Act, Cap. 50, the Share Purchase Mandate generally permits us to purchase up to an aggregate of 20% of the total number of our issued ordinary shares, calculated based on the greater of the total number of issued ordinary shares outstanding as of (x) the date of our last annual general meeting of shareholders and (y) the date on which the Share Purchase Mandate renewal is approved. All shares purchased by us following the date of our last annual general meeting of shareholders (that is, the annual general meeting that precedes the meeting at which the mandate is renewed) are subject to this 20% limitation. For example, if we sought approval for the renewal of the Share Purchase Mandate at our 2015 annual general meeting of shareholders, we would have to reduce the number of new shares that we could repurchase by the number of shares purchased by us at any time after the date of our 2014 annual general meeting. By holding an extraordinary general meeting after our 2015 annual general meeting for the purpose of approving the renewal of the Share Purchase Mandate, the applicable date of our last annual general meeting of shareholders will be the date of the 2015 annual general meeting (rather than the date of the 2014 annual general meeting) and we will not need to reduce the number of shares that we can repurchase by any shares repurchased between the 2014 and 2015 annual general meetings. For additional information on this proposal, please refer to the joint proxy statement accompanying this notice.

The full text of the resolution proposed for approval by our shareholders is as follows:

1.                                      To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)         for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to:

(i)                         purchase or otherwise acquire issued ordinary shares in the capital of the Company not exceeding in aggregate the number of issued ordinary shares representing 20% of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date) at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

v

(i)                         market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)                      off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)         unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)  the date on which our next annual general meeting is held; or

(ii)  the date by which our next annual general meeting is required by law to be held;

(c)          the maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)  in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

(ii)  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)         our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

2.                                      To transact any other business which may properly be put before the extraordinary general meeting.

Notes

Eligibility to Vote at Extraordinary General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on June 22, 2015 as the record date for determining those shareholders of the Company who will be entitled to receive copies of this notice and accompanying joint proxy statement. However, all shareholders of record on August 20, 2015, the date of the extraordinary general meeting, will be entitled to vote at the extraordinary general meeting.

Quorum. Representation of at least 33-1/3% of all outstanding ordinary shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies. A shareholder entitled to attend and vote at the extraordinary general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the extraordinary general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Availability of Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders who own our ordinary shares in their own name through our transfer agent, Computershare Investor Services, LLC) will not be able to vote their shares over the Internet, but we will be providing this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our extraordinary general meeting of shareholders.

Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the Company and its subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

By order of the Board of Directors,

Josephine Teo
Company Secretary
Singapore
July 9, 2015

You should read the entire joint proxy statement
carefully prior to returning your proxy cards.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual General Meeting of Shareholders and the Extraordinary General Meeting of Shareholders to Be Held on August 20, 2015. The accompanying joint proxy statement and our annual report to shareholders are available on our website at http://investors.flextronics.com/proxymaterials.cfm.

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when the annual report and the joint proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.  If you are a registered holder (that is, you hold your Flextronics ordinary shares in your own name through our transfer agent, Computershare Investor Services LLC), visit: www.computershare-na.com/green to enroll. Select the Investor Centre link and then LOGIN. Select MY PROFILE and then UPDATE your Communication preference.

2.  If you are a beneficial holder (that is, your shares are held by a brokerage firm, a bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 576-7985.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We have elected to provide access to our proxy materials to (i) our registered shareholders by mailing them a full set of proxy materials, including a proxy card, unless the shareholder previously consented to electronic delivery, and (ii) our beneficial holders by notifying them of the availability of our proxy materials on the Internet. For beneficial holders and registered shareholders who previously consented to electronic delivery, instructions on how to request a printed copy of our proxy materials may be found in the Notice of Availability of Proxy Materials on the Internet.

FLEXTRONICS INTERNATIONAL LTD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire joint proxy statement carefully before voting. For more complete information regarding the Company’s 2015 fiscal year performance, please review the Company’s 2015 Annual Report.

2015 Annual General Meeting of Shareholders

Time and Date: 9:00 a.m. Pacific time, August 20, 2015

Place: 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A.

Record Date: June 22, 2015

Voting: All shareholders as of the meeting date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

2015 Extraordinary General Meeting of Shareholders

Time and Date: 9:30 a.m. Pacific time, August 20, 2015 or immediately following the Annual General Meeting of Shareholders

Place: 847 Gibraltar Drive, Milpitas, CA 95035, U.S.A.

Record Date: June 22, 2015

Voting: All shareholders as of the meeting date are entitled to vote. Each ordinary share is entitled to one vote for each of the proposals to be voted on.

Voting Matters at the Annual General Meeting

Proposal Number	Matter	Board Vote Recommendation	Page Reference
Proposal No. 1	Re-election of the following directors: Lay Koon Tan and William D. Watkins	FOR each Director Nominee	3
Proposal No. 2	Re-appointment of Lawrence A. Zimmerman as a director	FOR	3
Proposal No. 3	Re-appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2016	FOR	16
Proposal No. 4	General authorization to allot and issue ordinary shares	FOR	19
Proposal No. 5	Advisory vote on executive compensation	FOR	21

Voting Matters at the Extraordinary General Meeting

Matter	Board Vote Recommendation	Page Reference
Authorization to repurchase ordinary shares	FOR	24

x

How to Cast Your Vote

If you are a beneficial holder who holds your shares through a bank, broker or other nominee:

Vote In Person: If you choose to vote in person at the meetings, you must request a “legal proxy.” To do so, please follow the instructions from your bank, broker or other nominee at www.proxyvote.com. You may also request a paper copy of the materials, which will contain the appropriate instructions.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the Notice of Availability of Proxy Materials on the Internet) available and follow the instructions.

Vote By Mail: You can vote by mail by returning the proxy card or, if you do not have a proxy card, by requesting a paper copy of the materials.

If you are a registered holder who holds your shares directly through our transfer agent, Computershare Investor Services, LLC, you may vote in person at the meetings or you may vote by returning the proxy card (or, if you do not have a proxy card, by requesting a paper copy of the materials). In accordance with Singapore law, our registered shareholders will not be able to vote their shares over the Internet.

Board Nominees (page 3)

The following table provides summary information about each Director nominee standing for re-election or re-appointment to the Board.

Name	Director Since	Independent (Yes/No)	Committee Memberships	Other Public Company Boards
Lay Koon Tan	2012	Yes	A	—
William D. Watkins	2009	Yes	A	Maxim Integrated Products, Inc.
Lawrence A. Zimmerman	2012	Yes	A,N	Delphi Automotive PLC

A = Audit Committee

N = Nominating and Corporate Governance Committee

Fiscal Year 2015 Highlights (page 31)

Business Overview

Headquartered in Singapore, we are a globally-recognized leading provider of innovative design, manufacturing, and supply chain services and solutions that span from sketch to scale; from conceptual sketch to full-scale production. We design, build, ship and service complete packaged consumer electronic and industrial products for original equipment manufacturers (“OEMs”) through our activities in the following business groups:

•                  High Reliability Solutions (“HRS”), which is comprised of our medical business including medical equipment, disposables, drug delivery, and diagnostics; our automotive business, including automotive electronics, automotive lighting and power electronics; and our defense and aerospace businesses, focused on defense, civil aviation, and homeland security;

•                  Consumer Technology Group (“CTG”), which includes our mobile devices business, including smart phones; our consumer electronics business, including connected living, wearable electronics, game consoles, and connectivity devices; and our high-volume computing business, including various supply chain solutions for notebook personal computing (“PC”), tablets, and printers;

•                  Industrial and Emerging Industries (“IEI”), which is comprised of semiconductor and capital equipment, office solutions, test and measurement, household industrial and lifestyle, industrial automation and kiosks, energy and metering, and lighting; and

•                  Integrated Network Solutions (“INS”) which includes radio access base stations, remote radio heads, and small cells for wireless infrastructure; optical, routing, broadcasting, and switching products for the data and video network; server and storage platforms for both enterprise and cloud based deployments; next generation storage and security appliance products; and rack level solutions, converged infrastructure and software defined product solutions.

We provide our advanced design, manufacturing and supply chain services through a network of over 100 facilities in approximately 30 countries across four continents. We have established this extensive network of design and manufacturing facilities in the world’s major consumer electronics and industrial products markets (Asia, the Americas and Europe) in order to serve the outsourcing needs of both multinational and regional OEMs. Our services increase our customers’ competitiveness by delivering improved product quality, increased flexibility, leading manufacturability, improved performance, faster time-to-market and competitive costs. Our OEM customers leverage our services to meet their requirements throughout their products’ entire life cycles.

Performance Highlights

As a result of an improved cost structure and strategic business transformation, we delivered strong operating results in fiscal year 2015 and executed on key strategic priorities.

Executive Compensation Highlights (page 30)

•                  Flextronics seeks to provide market-competitive fixed and target variable compensation levels.

•                  We believe strongly in a pay for performance culture, and have designed our pay programs to reflect this approach.

•                  Our most recent say on pay vote provided supporting evidence of a sound pay for performance approach, with 94% approval.

•                  Based on the performance achieved by the Company in fiscal year 2015, we paid above-target bonus payouts to executives.

•                  Based on the performance achieved by the Company in fiscal year 2015, we funded the deferred compensation contribution for our executives.

•                  The Company made adjustments to the long-term incentive programs to create stronger pay for performance alignment and incentivize the delivery of more stable free cash flow.

FLEXTRONICS INTERNATIONAL LTD.

JOINT PROXY STATEMENT

FOR THE 2015 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

To Be Held on August 20, 2015
9:00 a.m. (Pacific time)

AND AN EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS

To Be Held on August 20, 2015
9:30 a.m. (Pacific time)
(or immediately following the conclusion or adjournment
of the 2015 annual general meeting)

Both meetings to be held at our offices
847 Gibraltar Drive
Milpitas, CA 95035, U.S.A.

PART I—INFORMATION ABOUT THE MEETINGS

We are furnishing this joint proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2015 annual general meeting of our shareholders and an extraordinary general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notices of annual general meeting and extraordinary general meeting that accompany this joint proxy statement. Unless the context requires otherwise, references in this joint proxy statement to “the Company,” “we,” “us,” “our” and similar terms mean Flextronics International Ltd. and its subsidiaries.

Proxy Mailing. This joint proxy statement and the enclosed proxy cards were first mailed on or about July 9, 2015 to shareholders of record as of June 22, 2015.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $9,000, plus reimbursement of reasonable expenses.

Registered Office. The mailing address of our registered office is No. 2 Changi South Lane, Singapore 486123.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on June 22, 2015 is the record date for shareholders entitled to notice of our 2015 annual general meeting and the extraordinary general meeting. All of the ordinary shares issued and outstanding on August 20, 2015, the date of both the annual general meeting and the extraordinary general meeting, are entitled to be voted at each of the annual general meeting and the extraordinary general meeting, and shareholders of record on August 20, 2015 and entitled to vote at each such meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of June 22, 2015, we had 568,078,070 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the forms accompanying this joint proxy statement that are properly executed and returned to us will be voted at the 2015 annual general meeting and the extraordinary general meeting, as applicable, in accordance with our shareholders’ instructions.

If your ordinary shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Quorum and Required Vote. Representation at each of the 2015 annual general meeting and the extraordinary general meeting of at least 33-1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum to transact business at each meeting.

The affirmative vote by a show of hands of at least a majority of the shareholders present and voting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of our paid-up shares in accordance with our Articles of Association, a simple majority of the shares voting, is required (i) at the 2015 annual general meeting, to re-elect the directors nominated pursuant to Proposal No. 1, to re-appoint the director nominated pursuant to Proposal No. 2, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 3, to approve the ordinary resolution contained in Proposal No. 4, to approve the non-binding, advisory resolution contained in Proposal No. 5, and (ii) at the extraordinary general meeting, to approve the ordinary resolution to approve the renewal of the Share Purchase Mandate. Consistent with the Company’s historical practice, the chair of each of the 2015 annual general meeting and the extraordinary general meeting will demand a poll in order to enable the ordinary shares represented in person or by proxy to be counted for voting purposes.

Under the Companies Act Cap. 50 of Singapore, which we refer to as the “Singapore Companies Act” or the “Companies Act,” and our Articles of Association, the shareholders may by passing an ordinary resolution requiring the simple majority of affirmative votes of shareholders present and voting at an annual general meeting, remove an incumbent director and appoint another person as director to replace the removed director.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at each of the 2015 annual general meeting and the extraordinary general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against the re-appointment of our independent auditors and for or against the approval of the general authorization for our directors to allot and issue ordinary shares, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this joint proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this joint proxy statement other than the re-appointment of our independent auditors and the approval of the general authorization for our directors to allot and issue ordinary shares.

If you are a registered shareholder, in the absence of contrary instructions, shares represented by proxies submitted by you will be voted (i) at the 2015 annual general meeting: “FOR” the Board nominees in Proposal Nos. 1 and 2; “FOR” Proposal Nos. 3 through 5; and (ii) at the extraordinary general meeting: “FOR” the proposal to approve the Share Purchase Mandate. Our management does not know of any matters to be presented at the 2015 annual general meeting or the extraordinary general meeting other than those set forth in this joint proxy statement and in the notices accompanying this joint proxy statement. If other matters should properly be put before either of the meetings, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2015 annual general meeting or the extraordinary general meeting by:

•  submitting a subsequently dated proxy; or

•  by attending the meeting and voting in person.

If you are a beneficial holder who holds your ordinary shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2015 annual general meeting or extraordinary general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

Singapore Financial Statements; Monetary Amounts. We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are included with the annual report which will be delivered to our shareholders prior to the date of the 2015 annual general meeting. Except as otherwise stated herein, all monetary amounts in this joint proxy statement have been presented in U.S. dollars.

Part II — PROPOSALS TO BE CONSIDERED AT THE

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL NOS. 1 AND 2:

RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

Article 95 of our Articles of Association requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors), are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 91 of our Articles of Association, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the Board of Directors determines otherwise, or be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. McNamara, our Chief Executive Officer and one of our directors, is not subject to retirement by rotation or taken into account in determining the number of directors required to retire by rotation. Under Article 101 of our Articles of Association, any director appointed by the Board to fill a vacancy or as an additional director shall not be taken into account in determining the number of directors required to retire by rotation. No directors were appointed as additional directors or appointed to fill a vacancy since our 2014 annual general meeting.

Retiring directors are eligible for re-election. Mr. Lay Koon Tan and Mr. William D. Watkins are the members of our Board of Directors who will retire by rotation at our 2015 annual general meeting. Messrs. Tan and Watkins are each eligible for re-election and have been nominated to stand for re-election at the 2015 annual general meeting. If either nominee fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his re-election (that is, if the number of shares voted “FOR” the director nominee does not exceed the number of votes cast “AGAINST” that nominee), he will not be re-elected to the Board and the number of incumbent Directors comprising the Board of Directors will be reduced accordingly. Abstentions, if any, will have no effect.

Under Section 153(6) of the Companies Act, a person of or over the age of 70 years may be appointed or re-appointed as a director of a public company and may only hold office until the next annual general meeting. Mr. Lawrence A. Zimmerman, who reached the age of 70 years prior to the date of the 2014 annual general meeting, was re-appointed as a director of the Company at the 2014 annual general meeting pursuant to Section 153(6) of the Companies Act. Mr. Zimmerman will cease to hold office at the 2015 general meeting unless re-appointed by our shareholders. Mr. Zimmerman is eligible for re-appointment and will be seeking re-appointment as a director of the Company at the 2015 annual general meeting pursuant to Section 153(6) of the Companies Act.

The proxy holders intend to vote all proxies received by them in the accompanying form of proxy card for the nominees for directors listed below under “Nominees to our Board of Directors.” In the event that any nominee is unable or declines to serve as a director at the time of the 2015 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors of the Company, in accordance with Article 100 of our Articles of Association, to fill the vacancy.

As of the date of this joint proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Qualifications of Directors and Nominees

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board of Directors and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board of Directors. In evaluating our Board of Directors, our Nominating and Corporate Governance Committee has considered that our directors, including our nominees for election as directors, have experience as officers, directors and private equity investors of large, complex technology companies. In these positions, they have also gained experience in core management skills that are important to their service on our Board of Directors, such as international business, supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board of Directors.

The following biographical details for the nominees to our Board of Directors and our directors not standing for re-election are as of June 22, 2015.

Nominees to our Board of Directors

Lay Koon Tan (age 56)—Mr. Tan has served as a member of our Board of Directors since March 2012. He has served as the President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. since August 2004 and of its predecessor, ST Assembly Test Services Ltd., since June 2002. Mr. Tan joined ST Assembly Test Services Ltd. in May 2000 as its Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the combined company’s founding President and Chief Executive Officer. Prior to joining ST Assembly Test Services Ltd., Mr. Tan was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various senior positions in government and financial institutions in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

Mr. Tan’s extensive background in financial and investment matters provides a critical perspective to the Board in these areas, and his executive leadership experience, serving as a chief executive officer and chief financial officer of large international technology-related corporations, enables him to provide the Board with invaluable operational insight.

William D. Watkins (age 62)—Mr. Watkins has served as a member of our Board of Directors since April 2009. Mr. Watkins was appointed Chief Executive Officer of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage products in September 2013 and appointed Chairman of the Board in January 2015. He previously served as Chairman of the Board of Bridgelux, Inc. from February 2013 to December 2013 and as its Chief Executive Officer from January 2010 to February 2013. He previously served as Seagate Technology’s Chief Executive Officer from 2004 through January 2009, and as Seagate’s President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company’s merger with Conner Peripherals. Mr. Watkins currently serves on the board of directors of Maxim Integrated Products, Inc.

Mr. Watkins’s operational expertise and broad experience in the technology industry and with international corporations, particularly with product development companies, provides critical insight and perspective relating to the Company’s customer base.

Lawrence A. Zimmerman (age 72)—Mr. Zimmerman has served as a member of our Board of Directors since October 2012. Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served at Xerox Corporation as Vice Chairman and Chief Financial Officer from 2009 to 2011 and as Executive Vice President and Chief Financial Officer from 2002 to 2009. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including Corporate Controller. Mr. Zimmerman currently serves as a director of Delphi Automotive PLC, and previously served as a director of Stanley, Black & Decker, Inc. from 2005 to 2011, Brunswick Corporation from 2006 to 2015 and Computer Sciences Corporation from 2012 to 2014.

Mr. Zimmerman’s distinguished career and his extensive experience in corporate finance and accounting, serving as a chief financial officer and corporate controller of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of corporate finance and accounting.

Directors Not Standing for Re-election

Daniel H. Schulman (age 57)—Mr. Schulman has served as a member of our Board of Directors since June 2009. Since September 2014, Mr. Schulman has served as the President and CEO Designee of PayPal, Inc., a subsidiary of eBay, Inc. Previously, Mr. Schulman served as group president of the Enterprise Growth Group at American Express. Prior to that, Mr. Schulman served as the President of Sprint’s Prepaid Group from November 2009 and, from 2001, was Chief Executive Officer and Director for Virgin Mobile USA, a wireless service provider. Mr. Schulman also served as the President, and then Chief Executive Officer, of Priceline.com from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman is Chairman of the board of directors of Symantec Corporation and a member of its compensation and nominating and governance committees. Mr. Schulman also served on the board of governors of Rutgers University and currently is a board member of Autism Speaks.

Mr. Schulman has extensive senior management experience as a chief executive officer and governance expertise as a director, and he possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues. Mr. Schulman’s experience in the wireless and telecommunications sectors is particularly valuable to us as we continually enhance the competitive positioning of our segment offerings, such as those in infrastructure and mobile.

Michael D. Capellas (age 60)—Mr. Capellas has served as a member of our Board of Directors since March 2014. He has served as Principal at Capellas Strategic Partners since June 2013. He served as the Chairman of the Board of VCE Company, LLC (“VCE”) from January 2011 until November 2012 and as VCE’s Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), which had filed for bankruptcy in July 2002 and which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004. From

March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas held various positions including President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas currently serves as a director of Cisco Systems, Inc.

Mr. Capellas brings experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Marc A. Onetto (age 64)— Mr. Onetto has served as a member of our Board of Directors since January 8, 2014. Since 2013, Mr. Onetto has provided executive leadership consulting through his company “Leadership from the Mind and the Heart LLC.” Mr. Onetto was the Senior Vice President of Worldwide Operations and Customer Service for Amazon.com from 2006 to 2013. Previously, Mr. Onetto was Executive Vice President of Worldwide Operations for Solectron Corporation, which was acquired by Flextronics in 2007, from June 2003 to June 2006. He joined Solectron after a 15-year career with General Electric where his last position was Vice President of GE Corporate’s European operations. From 1992 to 2002, Mr. Onetto held several senior leadership positions at GE Medical Systems as head of its global supply chain and operations, global quality, and global Component Division. Prior to GE, Mr. Onetto served 12 years with Exxon Corporation in supply operations, information systems and finance. Mr. Onetto also serves on the board of Essilor International and on the Business Board of Advisors of the Tepper School of Business at Carnegie-Mellon University.

Mr. Onetto is a seasoned supply chain expert and pioneer and has extensive experience as an officer of large, complex technology companies. This experience and his significant understanding of the Company’s business and industry enable him to bring valuable insight to the Board in these areas.

H. Raymond Bingham (age 69)—Mr. Bingham has served as our non-executive Chairman of the Board since January 2008 and as a member of our Board of Directors since October 2005. He is an Advisory Director of General Atlantic LLC, a global private equity firm, and from 2006 to 2010 was a Managing Director of General Atlantic. Previously, Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves on the boards of Cypress Semiconductor Corporation, Oracle Corporation and TriNet Group, Inc. Mr. Bingham previously served on the boards of Dice Holdings, Inc., Fusion-io, Inc. and Spansion, Inc. Mr. Bingham was named a 2009 Outstanding Director by the Outstanding Director Exchange, a division of the Financial Times. Mr. Bingham also serves as a director of the Silicon Valley Education Foundation and as a board member of the National Parks Conservation Association.

Mr. Bingham’s distinguished career and his extensive executive leadership experience, serving as a chief executive officer, chief financial officer and director of large international corporations provides the Board with the critical perspective of someone familiar with all facets of an international enterprise.

Michael M. McNamara (age 58)—Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the boards of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

Mr. McNamara’s long service with the Company, extensive leadership and management experience in international operations and his service on other public company boards provide invaluable perspective to the Board. In addition, as the only management representative on our Board, Mr. McNamara provides management perspective in Board discussions about the business and strategic direction of the Company.

Willy C. Shih, Ph.D. (age 64)—Dr. Shih has served as a member of our Board of Directors since January 2008. Dr. Shih is currently a Professor of Management Practice at the Harvard Business School, a position he has held since January 2007. Dr. Shih’s broad industry career experience includes significant accomplishments for globally recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an intellectual property consultant from February to August 2005, and from 1997 to 2005 served as Senior Vice President of Eastman Kodak Company. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology. Dr. Shih previously served on the board of directors of Atheros Communications, Inc.

Dr. Shih’s broad experience in the technology industry and with international corporations, as well as his current role at a premier educational institution, provide the Board with key perspectives relating to the Company’s operations and ongoing initiatives. In addition, Dr. Shih’s experience in teaching and consulting provide him with significant insight into strategic alternatives that are available to technology companies.

The Board recommends a vote “FOR”

(i) the re-election of each of Mr. Lay Koon Tan and Mr. William D. Watkins and

(ii) for the re-appointment of Mr. Lawrence A. Zimmerman

to our Board of Directors.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (including our principal executive officer, our principal financial officer and our principal accounting officer). The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. In accordance with SEC rules, we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to, or any material waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Director Retirement Age

Under Section 153(2) of the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the next annual general meeting commencing after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may by ordinary resolution be appointed or re-appointed as a director of that company, or be authorized to continue in office as a director of that company, to hold office until the next annual general meeting of shareholders. Mr. Lawrence A. Zimmerman is seeking re-appointment as a Director of the Company, pursuant to Section 153(6) of the Companies Act.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to the Chairman of the Board and our Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to the full Board.

Board of Directors

Our Articles of Association give our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our Board of Directors held a total of six meetings during fiscal year 2015. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of meetings of our Board in fiscal year 2015 together with the total number of meetings held by all committees of our Board on which he served. During fiscal year 2015, our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. Seven directors attended the Company’s 2014 annual general meeting.

Director Independence

To assist our Board of Directors in determining the independence of our directors, the Board has adopted Director Independence Guidelines that incorporate the definition of “independence” adopted by The NASDAQ Stock Market LLC, which we refer to as Nasdaq in this joint proxy statement. Our Board has determined that each of the Company’s directors, other than Mr. McNamara, is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines. Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the Board broadly considers all relevant facts and circumstances. Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of our website at www.flextronics.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors currently consists of nine directors, each of whom, other than Mr. McNamara, is independent under the Company’s Director Independence Guidelines and the applicable rules of Nasdaq. Mr. McNamara has served as our Chief Executive Officer, or CEO, since January 1, 2006, and as a member of our Board of Directors since October 2005. Mr. Bingham, who is an independent director, has served as our Chairman of the Board since January 2008. The Board has separated the roles of Chairman and CEO since 2003.

Our Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of CEO and Chairman of the Board to be separated, and for the Chairman of the Board to be an independent director. Under this structure, our CEO is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over the Company’s operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. Our Board of Directors believes that having an independent Chairman set the agenda and establish the priorities and procedures for the work of the Board provides a greater role for the independent directors in the oversight of the Company, and also provides the continuity of leadership necessary for the Board to fulfill its responsibilities. This leadership structure is supplemented by the fact that all of our directors, other than Mr. McNamara, are independent and all of the committees of the Board are composed solely of, and chaired by, independent directors. In addition, our non-employee directors meet at regularly scheduled executive sessions without management participation. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Company’s enterprise risk management process is designed to identify risks that could affect the Company’s achievement of business goals and strategies, to assess the likelihood and potential impact of significant risks to the Company’s business, and to prioritize risk control and mitigation. Our Chief Financial Officer, our General Counsel and our Chief Ethics and Compliance Officer periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews the Company’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Compensation Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment.” The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

Board Committees

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
H. Raymond Bingham			X*
Michael D. Capellas		X
Marc A. Onetto	X
Daniel H. Schulman		X*	X
Willy C. Shih, Ph.D.		X
Lay Koon Tan	X
William D. Watkins	X
Lawrence A. Zimmerman	X*		X

*Committee Chair

Audit Committee

The Audit Committee of the Board of Directors is currently composed of Messrs. Marc A. Onetto, Lay Koon Tan, William D. Watkins and Lawrence A. Zimmerman, each of whom the Board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of the NASDAQ Global Select Market. The Board has also determined that Mr. Zimmerman is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held nine meetings during fiscal year 2015 and regularly meets in executive sessions without management present. The committee’s principal functions are to:

•  monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

•  be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•  facilitate communication among our independent auditors, our financial and senior management and our Board.

Our Board has adopted an Audit Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee of our Board of Directors is responsible for reviewing and approving the goals and objectives relating to, and recommending to our Board the compensation of, our Chief Executive Officer and all other executive officers. The committee also oversees management’s decisions concerning the performance and compensation of other officers, administers the Company’s equity compensation plans and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Messrs. Capellas and Schulman and Dr. Shih, each of whom our Board has determined to be an independent director under applicable listing standards of Nasdaq. The committee held five meetings during fiscal year 2015 and regularly meets in executive sessions without management present. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

Delegation of Authority

When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the Company’s equity compensation plans, the Compensation Committee’s charter allows the committee to delegate to our Chief Executive Officer its authority to grant share options to employees of the Company who are not directors or executive officers.

Compensation Processes and Procedures

The Compensation Committee evaluates our compensation programs and makes recommendations to our Board regarding compensation to be paid or awarded to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer, Chief Financial Officer, and members of our human resources department to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. In addition, the Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with our 2015 fiscal year compensation review, the Compensation Committee engaged Mercer Human Resources Consulting, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this joint proxy statement as Mercer) as its independent adviser for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer evaluated our peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs.

The Compensation Committee relied on input from Mercer in evaluating management’s recommendations and arriving at the Compensation Committee’s recommendations to the Board with respect to the elements of compensation discussed below under “Compensation Discussion and Analysis” for fiscal year 2015 compensation. The Compensation Committee expects that it will continue to retain a compensation consultant on future executive compensation matters.

Relationship with Compensation Consultant

In addition to serving as compensation consultant to the Compensation Committee in fiscal year 2015 with respect to the compensation of our executive officers and non-employee directors, Mercer and its affiliates have provided other services to our management. Mercer’s fees in connection with providing consulting services with respect to the compensation of our executive officers and non-employee directors in fiscal year 2015 were approximately $260,100.

During our 2015 fiscal year, Marsh & McLennan Companies, Inc. (the parent company of Mercer) and its affiliates, which we refer to collectively as Marsh, were retained by the Company to provide services unrelated to executive and director compensation matters. These services included Directors’ and Officers’, Errors and Omissions and Product Recall insurance brokerage services, business continuity consulting services and captive feasibility analysis. The decision to engage Marsh for these other services was made by management. Although aware of such other services, our Compensation Committee did not review or approve such other services provided by Marsh, which services were approved by management in the ordinary course of business. The aggregate fees paid for those other services in fiscal year 2015 were approximately $1,275,568.

Our Compensation Committee has determined that the provision by Marsh of services unrelated to executive and director compensation matters in fiscal year 2015 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the committee and that the consulting advice it received from Mercer was not influenced by Marsh’s other relationships with the Company. The Compensation Committee is sensitive to the concern that the services provided by Marsh, and the related fees, could impair the objectivity and independence of Mercer, and the committee believes that it is important that objectivity be maintained. However, the committee also recognizes that the services provided by Marsh are valuable to the Company and that it could be inefficient and not in the Company’s interest to use a separate firm to provide those services at this time. In addition, the Compensation Committee has confirmed that Mercer and Marsh maintain appropriate safeguards to assure that the consulting services provided by Mercer are not influenced by the Company’s business relationship with Marsh. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s and Marsh’s financial relationship with the Company and assurances that members of Mercer who perform consulting services for the Compensation Committee have a reporting relationship and compensation determined separately from Marsh’s other lines of business and from its other work for the Company.

Mercer also represented to the Compensation Committee that there are no personal or business relationships between the Mercer account manager and any member of the committee or a named executive officer beyond the Flextronics relationship. Further, the Mercer account manager does not directly own any Flextronics shares (although some of his investments controlled solely by independent, third-party managers may own Flextronics shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 under the Exchange Act, the committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the committee.

Compensation Committee Interlocks and Insider Participation

During our 2015 fiscal year, Messrs. Capellas and Schulman and Dr. Shih served as members of the Compensation Committee.  None of our executive officers served on the Compensation Committee during our 2015 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of SEC Regulation S-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. Bingham, Schulman and Zimmerman, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee held five meetings during fiscal year 2015 and regularly meets in executive sessions without management present. The committee recruits, evaluates and recommends candidates for appointment or election as members of our Board. The committee is also responsible for shaping and overseeing the application of the Company’s corporate governance policies and procedures, including recommending corporate governance guidelines to the Board. In addition, the committee oversees the Board’s annual self-evaluation process and any Board communications with shareholders. In addition, the Nominating and Corporate Governance Committee reviews and makes recommendations to our Board for the compensation of our non-employee directors. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com.

The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. In addition, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors and management or third-party search firms (which the Company retains from time to time to help identify potential candidates). The committee will also consider recommendations submitted by our shareholders. The committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., 2 Changi South Lane, Singapore 486123. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2016 annual general meeting should be made not later than March 12, 2016 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

The Nominating and Corporate Governance Committee also reviews and makes recommendations to our Board for the compensation of our non-employee directors. To assist the Nominating and Corporate Governance Committee in its periodic review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group. In addition, the Nominating and Corporate Governance Committee retained Mercer to assist the committee in its review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our peer group of companies. The Nominating and Corporate Governance Committee reviewed, among other things, the existing cash compensation of our non-employee directors, the grant date fair value of restricted share unit awards, and the aggregate number of our ordinary shares held by each of our non-employee directors. The Nominating and Corporate Governance Committee, with the assistance of Mercer, has also taken into consideration compensation trends for outside directors and the implementation of our share ownership guidelines for non-employee directors. The current compensation payable to our non-employee directors and our Chairman of the Board is discussed in the section below captioned “Non-Management Directors’ Compensation for Fiscal Year 2015.”

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board of Directors adopted share ownership guidelines for our non-employee directors in July 2009 in connection with its review of our non-employee directors’ compensation. The ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to $340,000 in value. The guidelines encourage our non-employee directors to reach this goal within five years of the date that the Board approved the guidelines or the date of their election to our Board of Directors, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. All of our non-employee directors have already met the minimum requirements of the share ownership guidelines or are on target to be in compliance with the requirements of the guidelines by the deadline.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2015

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. By using a combination of cash and equity-based compensation, the compensation program is designed to recognize the time commitment, expertise and potential liability relating to active Board service, while aligning the interests of our Board of Directors with the long-term interests of our shareholders. In accordance with the policy of our Board of Directors, we do not pay management directors for Board service in addition to their regular employee compensation. For a discussion of the compensation paid to our only management director, Mr. McNamara, for services provided as our CEO, see the sections of this joint proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

In addition to the compensation provided to our non-employee directors, which is detailed below, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well for any fees incurred in attending continuing education courses for directors.

Fiscal Year 2015 Annual Cash Compensation

Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at our 2009, 2011, and 2014 annual general meetings. The current arrangements include the following compensation:

•  annual cash compensation of $85,000, payable quarterly in arrears to each non-employee director for services rendered as a director;

•  additional annual cash compensation of $100,000, payable quarterly in arrears to the Chairman of the Board of Directors for services rendered as Chairman of the Board (in addition to the regular cash compensation payable to a member of the Board for services rendered as a director and for service on any Board committee, including service as Chairman of any Board committee);

•  additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee and for participation on the committee;

•  additional annual cash compensation of $15,000, payable quarterly in arrears to each other member who serves on the Audit Committee for participation on the committee;

•  additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee and for participation on the committee;

•  additional annual cash compensation of $15,000, payable quarterly in arrears to each other member who serves on the Compensation Committee for participation on the committee;

•  additional annual cash compensation of $15,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee and for participation on the committee;

•  additional annual cash compensation of $8,000, payable quarterly in arrears to each other member who serves on the Nominating and Corporate Governance Committee for participation on the committee; and

•  additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for participation on each standing committee other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (of which there are currently none).

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

At our 2013 annual general meeting of shareholders, our shareholders approved a change in the structure of our non-employee director compensation program that allows our non-employee directors to receive their compensation in the form of Company shares, cash, or a combination thereof at the election of each director. Each non-employee director can elect to receive his or her annual retainer and committee compensation, or any portion thereof, in the form of fully-vested, unrestricted shares of the Company. A director making such election will receive shares having an aggregate value equal to the portion of compensation elected to be received in shares, valued at the closing price of our shares on the date the compensation would otherwise be paid in cash.

Fiscal Year 2015 Equity Compensation

Yearly Restricted Share Unit Awards

Under the terms of the discretionary restricted share unit grant provisions of our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan, each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Nominating and Corporate Governance Committee and approved by the Board, each non-employee director receives, following each annual general meeting of the Company, a yearly restricted share unit award consisting of such number of shares having an aggregate fair market value of $150,000 on the date of grant. These yearly restricted share unit awards vest in full on the date immediately prior to the date of the next year’s annual general meeting. During fiscal year 2015, each non-employee director received a restricted share unit award covering 13,673 ordinary shares under this program.

Initial Awards

Upon initially becoming a director of the company, each non-employee director receives a pro-rated share of the yearly restricted share unit award granted to our directors, which is discussed above. The pro-rated award vests on the date immediately prior to the date of our next annual general meeting and is based on the amount of time that the director serves on the Board until such date. No director received a restricted share unit award under this program in fiscal year 2015.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2010 Plan, non-employee directors are eligible to receive share options granted at the discretion of the Compensation Committee. No director received share options pursuant to the discretionary grant program during fiscal year 2015.

Compensation for the Non-Employee Chairman of the Board

Our non-executive Chairman is entitled to receive, following each annual general meeting of the Company, (i) the $100,000 in additional annual cash compensation described above, payable quarterly in arrears, and (ii) an additional yearly restricted share unit award that consists of such number of shares having an aggregate fair market value of $100,000 on the date of grant, which vests on the date immediately prior to the date of the next year’s annual general meeting. Following the 2014 annual general meeting, our non-executive Chairman of the Board received a restricted share unit award covering 9,115 ordinary shares under the equity portion of this program. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors for his service as a member of the Board.

In addition, our Chairman of the Board is entitled to receive the regular cash compensation payable to a member of the Board for service on any Board committees, including service as chairman of any Board committees. Our non-executive Chairman of the Board currently serves as the Chairman of the Nominating and Corporate Governance Committee.

While Company aircraft are generally used for Company business only, our Chairman of the Board may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. In such cases, Mr. Bingham is required to reimburse the Company for the incremental costs related to his use of the aircraft. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour, which rate is based on the variable operational costs of each flight.

Director Summary Compensation in Fiscal Year 2015

The following table sets forth the fiscal year 2015 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Options Awards ($)	Total ($)
H. Raymond Bingham	$200,000	$249,984	—	$449,984
Michael D. Capellas(3)	$72,986	$174,993	—	$247,979
Marc A. Onetto	$100,000	$149,993	—	$249,993
Daniel H. Schulman	$132,880	$149,993	—	$282,873
Willy C. Shih, Ph.D.	$97,986	$149,993	—	$247,979
Lay Koon Tan(3)(4)	—	$313,036	—	$313,036
William D. Watkins	$100,000	$149,993	—	$249,993
Lawrence A. Zimmerman	$143,000	$149,993	—	$292,993

(1)   This column represents the amount of cash compensation earned in fiscal year 2015 for Board and committee service.

(2)   This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2015 in accordance with FASB ASC Topic 718 (except in the case of Mr. Tan, as explained in footnotes 3 and 4 below). The grant date fair value of restricted share unit awards is the closing price of our ordinary shares on the date of grant. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2015, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

(3)   In lieu of his cash compensation, Mr. Capellas elected to receive fully vested ordinary shares of the Company under the director share election program for Board and Committee fees earned beginning January 1, 2015. During fiscal year 2015, Mr. Capellas received 1,960 ordinary shares under the share election program, the value of which is reflected in the table above under “Share Awards.” Mr. Tan also elected to receive fully vested ordinary shares of the Company under the director share election program for Board and Committee fees earned beginning with the date following the 2014 annual general meeting. During fiscal year 2015, Mr. Tan received 9,421 ordinary shares under the share election program, the value of which is reflected in the table above under “Share Awards”.

(4)   Mr. Tan incurred U.S. Federal and California State taxes in addition to local taxes as a result of serving on our Board of Directors. The Company agreed to compensate Mr. Tan in connection with his double taxation by issuing on a tax grossed-up basis fully vested ordinary shares of the Company. Mr. Tan received 5,218 ordinary shares on February 27, 2015, with an aggregate grant date fair value of $63,555. The value of these shares is included in the table above under “Share Awards.”

The table below shows the aggregate number of ordinary shares underlying share options and unvested restricted share units held by our non-employee directors as of the 2015 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Share Options (#)	Number of Ordinary Shares Underlying Outstanding Restricted share units (#)
H. Raymond Bingham	—	22,788
Michael D. Capellas	—	13,673
Marc A. Onetto	—	13,673
Daniel H. Schulman	—	13,673
Willy C. Shih, Ph.D.	25,000	13,673
Lay Koon Tan	—	13,673
William D. Watkins	—	13,673
Lawrence A. Zimmerman	—	13,673

Change of Control and Termination Provisions

Dr. Shih has outstanding share options that were issued under the terms of our 2001 Equity Incentive Plan, which we refer to as our 2001 Plan, and outstanding restricted share unit awards granted under the terms of the 2010 Plan. Equity awards to our directors are currently granted under the 2010 Plan, the adoption of which was approved by our shareholders at our 2010 annual general meeting. Under the terms of the 2001 Plan, if a director ceases to provide services to the Company for any reason other than death, cause (as defined in the 2001 Plan) or disability (as defined in the 2001 Plan), then the director may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. If a director ceases to provide services to the Company because of death or disability, then the director may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. All share options held by a director who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee.

In the event of a dissolution or liquidation of the Company or if we are acquired by merger or asset sale or in the event of other change of control events, the treatment of outstanding restricted share units granted under the 2010 Plan is as described in the section entitled “Potential Payments upon Termination or Change in Control.”

PROPOSAL NO. 3:
RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2016 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our accounts and records for the fiscal year ending March 31, 2016, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for services rendered through the 2016 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2015 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates for services performed during fiscal years 2015 and 2014. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2015	2014
	(in millions)
Audit Fees	$ 9.1	$ 9.1
Audit-Related Fees	0.3	—
Tax Fees	1.3	1.4
All Other Fees	—	—
Total	$10.7	$10.5

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and the review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit and not included in Audit Fees. We did not incur fees under this category in fiscal year 2014.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services, if any. We did not incur fees under this category in fiscal years 2015 and 2014.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2016 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee assists our Board of Directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flextronics.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and Nasdaq. The members of the Audit Committee during fiscal year 2015 were Messrs. Tan, Watkins, Zimmerman and Onetto, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express an opinion on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2015, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2015. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also has discussed with our independent auditors the firm’s independence from Company management and the Company, and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal years 2015 and 2014 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of the Company and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, which was filed with the SEC on May 21, 2015.

Submitted by the Audit Committee of the Board of Directors:

Lawrence A. Zimmerman
Marc A. Onetto
Lay Koon Tan
William D. Watkins

PROPOSAL NO. 4:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2015 annual general meeting until the earlier of (i) the conclusion of the 2016 annual general meeting or (ii) the expiration of the period within which the 2016 annual general meeting is required by law to be held.  The 2016 annual general meeting is required to be held 15 months after the date of the 2015 annual general meeting or six months after the date of our 2015 fiscal year end, whichever is earlier, (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•  in connection with strategic transactions and acquisitions;

•  pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•  in connection with our equity compensation plans and arrangements.

If this proposal is not approved, we would not be permitted to issue any new ordinary shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the Company proposes to issue ordinary shares that will result in a change in control of the Company or in connection with a private offering involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares at a price less than the greater of book or market value.

Our Board expects that we will continue to issue ordinary shares and grant options and restricted share unit awards in the future under circumstances similar to those in the past. As of the date of this joint proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market.

We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Board recommends a vote “FOR” the resolution
to authorize ordinary share issuances.

PROPOSAL NO. 5:
NON-BINDING, ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers as reported in this joint proxy statement in the Compensation Discussion and Analysis and in the compensation tables and accompanying narrative disclosure under “Executive Compensation.” Our named executive officers are identified in the Compensation Discussion and Analysis and include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers serving at the end of our 2015 fiscal year.

As a general matter, the Compensation Committee seeks to allocate a substantial portion of the named executive officers’ compensation to components that are performance-based and at-risk. The Compensation Committee also generally seeks to allocate a substantial portion of executive compensation to long-term cash and equity awards. The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives’ total direct compensation to performance-based and long-term components.

What we do:

•  we generally target the fixed elements of our compensation, or our base salary, to approach over time the 50th percentile of our peer companies and target our performance or variable annual and long-term incentive compensation and total direct compensation to deliver total direct compensation between the 60th and 65th percentiles of our peer companies, subject to individual variances; however, our competitive positioning or benchmarking is reviewed each year in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal year 2015, Mr. McNamara’s total direct compensation was targeted between the 60th and 75th percentiles of our peer group, Mr. Collier’s total direct compensation was targeted at approximately the 75th percentile of our peer group, Mr. Barbier’s total direct compensation was targeted at approximately between the 50th and 60th percentiles of our peer group, Mr. Humphries’ total direct compensation was targeted at approximately between the 60th and 75th percentiles of our peer group, and Mr. Hoak’s total direct compensation was targeted at approximately between the 25th and 50th percentile of our peer group;

•  long-term equity incentive compensation is comprised of 50% performance-based and 50% service-based restricted share units for Mr. McNamara and of 33-1/3% performance-based and 66-2/3% service-based restricted share units for the other NEOs;

•  long-term cash incentive compensation is based on satisfying three-year cumulative free cash flow targets;

•  for fiscal year 2015 we adjusted the performance share unit plan to measure the Company’s total shareholder return as a rank against the individual companies within the S&P 500 rather than measuring total shareholder return as a multiple of the S&P 500 index return; our performance-based share units vest three years from the date of grant if targets are met while our service-based restricted share units granted in fiscal year 2015 provide for vesting over a four-year period with 25% vesting each year;

•  for fiscal year 2015, 90.0% of Mr. McNamara’s total target direct compensation was either “at-risk” or long-term, and overall for our other named executive officers (or NEOs), 83.6% of total target direct compensation was either “at-risk” or long-term;

•  most of our incentive plans have threshold levels of performance that must be met before any bonuses are paid or performance-based restricted share units vest;

•  payout levels are capped under both our short and long-term incentive plans;

•  we use multiple performance metrics under our incentive plans to mitigate risk, so that executives are not excessively incentivized by any single metric;

•  non-GAAP adjustments under our annual incentive plan are generally predefined or subject to a case by case review and approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflect Company performance;

•  total target direct compensation of our CEO was approximately 3.2 times the average of the other NEOs;

•  annual grant levels of equity for the last fiscal year was approximately 7.0 million full value shares (or 11.9 million shares counted against authorized shares) for an annual burn rate of approximately 2.1% for fiscal year 2015. Our burn rate was achieved while repurchasing an aggregate of approximately 150 million shares in fiscal years 2013, 2014 and 2015;

•  we have adopted share ownership guidelines for our executives and other senior officers;

•  we have adopted an incentive compensation recoupment policy; and

•  we believe that we provide clear and transparent disclosures of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual and long-term performance targets and their achievement.

What we don’t do:

•  our executives do not have severance agreements, whether or not in connection with a change in control. Our equity awards do not have “single trigger” accelerated vesting upon a change in control;

•  we do not maintain a supplemental executive retirement plan (SERP);

•  our 2010 Equity Incentive Plan prohibits “share recycling” and options/SAR repricing (including cash buyouts);

•  we do not pay dividends or dividend equivalents on our restricted share units;

•  we do not provide excessive executive perquisites; and

•  we do not allow executives and senior officers to engage in pledging or hedging transactions in Company shares or trading options or other derivatives.

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee took the following key actions with respect to the compensation of the named executive officers:

•  Base Salary Levels. The base salary of our Chief Executive Officer was not increased in fiscal year 2015. Base salaries for the other named executive officers were increased as follows: Mr. Collier’s base salary was increased from $550,000 to $650,000, which approximated the 50th percentile of our peer group; Mr. Barbier’s base salary was increased from $625,000 to $675,000, which was between the 25th and 50th percentiles of our peer group; Mr. Hoak’s base salary was increased from $500,000 to $525,000, which was between the 25th and 50th percentiles of our peer group; Mr. Humphries’s base salary was increased from $625,000 to $675,000, which approximated the 60th percentile of our peer group.

•  Annual Incentive Bonus Payouts. Bonuses under our annual incentive bonus plan are based upon the achievement of Company and business unit (in the cases of business unit executives) performance goals. Based on fiscal year 2015 operating performance, bonus payouts were at 169.6% of target for Messrs. McNamara, Collier, Hoak, and Barbier, and 210.2% of target for Mr. Humphries.

•  Long-Term Deferred Compensation Plan Award. Annual contributions under our deferred compensation plan cliff vest after four years. The contributions are funded 50% based on a percent of base salary and 50% based on performance, using the same performance measures used under our incentive bonus plan. Annual contributions are calculated based on a target of base salary. Based on fiscal year 2015 performance, in fiscal year 2015, Messrs. McNamara, Collier, Hoak and Humphries each received a deferred cash award with a value that averaged about 35% of their respective base salaries.

•  Total Direct Compensation of Chief Executive Officer. For fiscal year 2015, Mr. McNamara’s total direct compensation (the sum of base salary, annual incentive bonus payout and long-term equity awards) increased 19.1% from fiscal year 2014. Mr. McNamara’s increased total direct compensation is due primarily to the increase in annual incentive payouts based on improved operating performance in fiscal year 2015.

We urge shareholders to carefully read the Compensation Discussion and Analysis section of this joint proxy statement to review the correlation between the compensation of our named executive officers and our performance. The Compensation Discussion and Analysis also describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to read the Summary Compensation Table and the other related compensation tables and narrative that follow the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers.

While the vote on this resolution is advisory and not binding on the Company, each of the Compensation Committee and the Board value the opinions of our shareholders and will consider the outcome of the vote on this resolution when making decisions regarding future executive compensation arrangements. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the Company’s 2016 annual general meeting of shareholders.

The Board recommends a vote “FOR” the approval of
the non-binding, advisory resolution on executive compensation.

PART III—PROPOSAL TO BE CONSIDERED AT
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

Singapore law requires that we obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this joint proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the Company’s powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

Although our shareholders approved a renewal of the Share Purchase Mandate at the extraordinary general meeting of shareholders held in 2014, the Share Purchase Mandate renewed at the extraordinary general meeting will expire on the date of the 2015 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the extraordinary general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Singapore Companies Act, share repurchases under our share repurchase plans were subject to an aggregate limit of 20% of our issued ordinary shares outstanding as of the date of the extraordinary general meeting held on August 28, 2014. On August 28, 2014, November 21, 2014, and February 24, 2015, the Board, in three respective tranches, authorized the repurchase of up to an aggregate of $500 million of ordinary shares of the Company. Until the 2015 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the extraordinary general meeting held in 2014. Commencing on the date of the 2015 annual general meeting, any repurchases may only be made if the shareholders approve the renewal of the Share Purchase Mandate at the extraordinary general meeting. The share purchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

If renewed by shareholders at the extraordinary general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2016 annual general meeting or the date by which the 2016 annual general meeting is required by law to be held. The 2016 annual general meeting is required to be held 15 months after the date of the 2015 annual general meeting or six months after the date of our 2015 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the extraordinary general meeting, are summarized below.

Limit on Allowed Purchases

We may only purchase or acquire ordinary shares that are issued and fully paid up. The prevailing limitation under the Singapore Companies Act that is currently in force does not permit us to purchase or acquire more than 20% of the total number of our issued ordinary shares outstanding at the date of the extraordinary general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 20% limitation.

We are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued ordinary shares not exceeding 20% of our total number of issued ordinary shares outstanding as of the date of the passing of this proposal (excluding any ordinary shares which are held as treasury shares as at that date).

Purely for illustrative purposes, on the basis of 568,078,070 issued ordinary shares outstanding as of June 22, 2015, and assuming no additional ordinary shares are issued or repurchased on or prior to the date of the extraordinary general meeting, based on the prevailing 20% limit, we would be able to purchase not more than 113,615,614 issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate.

All ordinary shares purchased by us following the date of our last annual general meeting of shareholders (that is, the annual general meeting that precedes the meeting at which the mandate is renewed) are subject to the

20% limitation. For example, if we sought approval for the renewal of the Share Purchase Mandate at our 2015 annual general meeting of shareholders, we would have to reduce the number of new shares that we could repurchase by the number of shares purchased by us at any time following the date of our 2014 annual general meeting.

We are holding the extraordinary general meeting immediately following our 2015 annual general meeting so that the applicable date of our last annual general meeting for purposes of the Share Purchase Mandate will be the date of the 2015 annual general meeting (that is, the same date as the extraordinary general meeting), rather than the date of the 2014 annual general meeting. We believe that this approach will provide our Board with greater flexibility in determining the number of shares that the Company may repurchase.

During fiscal year 2015, we repurchased approximately 39.0 million shares for an aggregate purchase value of approximately $421.7 million under the Share Purchase Mandate and retired all of these shares. As of June 22, 2015, we had 568,078,070 shares outstanding.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

• the date on which our next annual general meeting is held or required by law to be held; or

• the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•  market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•  off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•  offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•  all of those persons must be given a reasonable opportunity to accept the offers made; and

•  the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•  in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

•  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

Under the Singapore Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Singapore Companies Act are summarized below.

Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights. We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Singapore Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the Company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•  sell the treasury shares for cash;

•  transfer the treasury shares for the purposes of or pursuant to an employees’ share scheme;

•  transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•  cancel the treasury shares; or

•  sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

The Singapore Companies Act permits us to purchase or acquire our ordinary shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of section 76F(4) of the Singapore Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares in accordance with the provisions of the Singapore Companies Act and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of profits and/or our capital so long as the Company is solvent.

Our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares.

Rationale for the Share Purchase Mandate

We believe that a renewal of the Share Purchase Mandate at the extraordinary general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in the Company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the Company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for the Company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of the Company purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote “FOR” the resolution
to approve the proposed renewal of the Share Purchase Mandate.

PART IV—ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of June 22, 2015 are as follows:

Name	Age	Position
Michael M. McNamara	58	Chief Executive Officer
Christopher Collier	46	Chief Financial Officer
Francois P. Barbier	56	President, Global Operations and Components
Jonathan S. Hoak	65	Executive Vice President and General Counsel
Paul Humphries	60	President, High Reliability Solutions
David Bennett	45	Chief Accounting Officer

Michael M. McNamara. Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management. Mr. McNamara previously served on the boards of Delphi Automotive LLP and MEMC Electronic Materials, Inc.

Christopher Collier. Mr. Collier has served as our Chief Financial Officer since May 3, 2013. He served as our Senior Vice President, Finance from December 2004 to May 2013 and our Principal Accounting Officer from May 2007 to July 2013. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Francois P. Barbier.  Mr. Barbier has served as our President, Global Operations and Components since February 2012. Prior to holding this position, Mr. Barbier served as our President, Global Operations since June 2008. Prior to his appointment as President, Global Operations, Mr. Barbier was President of Special Business Solutions and has held a number of executive management roles in Flextronics Europe. Prior to joining Flextronics in 2001, Mr. Barbier was Vice President of Alcatel Mobile Phone Division. Mr. Barbier holds an Engineering degree in Production from Couffignal School in Strasbourg.

Jonathan S. Hoak. Mr. Hoak has served as our Executive Vice President and General Counsel since January 31, 2011. Prior to joining Flextronics, Mr. Hoak was vice president and chief ethics and compliance officer at Hewlett-Packard Company from October 2006 to January 2011. Prior to his service at HP, Mr. Hoak was senior vice president and general counsel for NCR Corporation from December 1993 until May 2006. Mr. Hoak was previously general attorney for AT&T’s Federal Systems Division and was also a partner at the law firm of Sidley & Austin. Mr. Hoak has a Juris Doctor from Drake University and undergraduate degree from the University of Colorado.

Paul Humphries. Mr. Humphries has served as our President, High Reliability Solutions since April 2011. From April 2012 to November 2012 and April 2011 to September 2011, he served as our President, High Reliability Solutions and as our Executive Vice President of Human Resources. From April 2006 to April 2011, Mr. Humphries served as our Executive Vice President of Human Resources. Mr. Humphries holds a BA (Hons) in Applied Social Studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resource management from West Glamorgan Institute of Higher Education. Mr. Humphries serves as a director of Superior Industries International, Inc. and Chairman of the board of directors of the Silicon Valley Education Foundation.

David Bennett. Mr. Bennett has served as our Principal Accounting Officer since July 24, 2013. Mr. Bennett served as Vice President, Finance from 2009 and Corporate Controller from 2011. Prior to joining us in 2005, he was a Senior Manager at Deloitte and Touche LLP. Mr. Bennett is a certified public accountant and earned a B.S in Business and Administration with an emphasis in Accounting and Finance from the University of Colorado Boulder.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s joint proxy statement for the 2015 annual general meeting of shareholders and extraordinary general meeting of shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Daniel H. Schulman
Michael D. Capellas
Willy C. Shih, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy, program objectives and how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our Named Executive Officers (NEOs). The fiscal year 2015 compensation of our NEOs is provided in the Summary Compensation Table and other compensation tables in this Proxy Statement.  These officers and their titles as of the end of fiscal year 2015 are:

Name	Position
Michael M. McNamara	Chief Executive Officer
Christopher Collier	Chief Financial Officer
Francois P. Barbier	President, Global Operations and Components
Jonathan S. Hoak	Executive Vice President and General Counsel
Paul Humphries	President, High Reliability Solutions

This CD&A is organized into the following key sections:

•      Executive Summary

•      Compensation Philosophy

•      Compensation Setting Process and Decisions for Fiscal Year 2015

•      Fiscal Year 2015 Executive Compensation

Executive Summary

Business Overview

Flextronics is a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories.

In fiscal year 2015, we continued to reorganize and rebalance our business portfolio in order to align with our customers’ needs and requirements in an effort to optimize operating results. In particular, we continued to move our long- term portfolio towards a higher mix of businesses which possess longer product life cycles and higher margins such as our Industrial and Emerging Industries (IEI) and High Reliability Solutions (HRS) businesses. This business transformation positions us to meet specific customers’ supply chain solutions needs across all of the markets we serve, yield margin improvement, earn a return on our invested capital above the weighted average cost of that capital, and take advantage of the long-term, future growth prospects for outsourcing of advanced manufacturing capabilities, design and engineering services, and after-market services.

Performance Highlights For Fiscal Year 2015

As a result of an improved cost structure and strategic business transformation, we delivered strong operating results in fiscal year 2015 and executed on key strategic priorities. Highlights include the following:

•                  Gross profit totaled $1.5 billion, an increase of 7.3% compared to the prior year.

•                  Income from continuing operations totaled $600.8 million, an increase of 64.3% compared to the prior year.

•                  We reported net sales of $26.1 billion, an increase of 0.2% compared to the prior year.

•                  Diluted earnings per share for the year were $1.02, an increase of 72.9% over fiscal year 2014.

•                  Our stock price increased 37.2% from $9.24 at the end of fiscal year 2014 to $12.68 at the end of fiscal year 2015.

•                  We generated operating cash flows of $794.0 million during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $415.9 million of our shares in fiscal year 2015.

•                  Gross margin increased to 5.9% of net sales in fiscal year 2015 compared with 5.5% of net sales in fiscal year 2014.

•                  We maintained strong sustainable free cash flow.

Pay and Performance Alignment For Fiscal Year 2015

As noted above, we delivered strong operating and shareholder results during fiscal year 2015. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our strong fiscal year 2015 performance, Flextronics’ NEOs earned short-term incentive awards that recognize the above-target results and will provide an ongoing incentive to produce solid results going forward. Highlights include the following:

•                  Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                  Provided modest base salary increases to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                  The CEO earned a short-term incentive payout of 169.6% of target, and the average payouts for our other NEOs was 179.7% of target.

•                  Paid out the performance share unit cycles that ended in fiscal year 2015 at 79% of target based upon results that were below target over the multi-year performance cycle from fiscal year 2011 through fiscal year 2015.

•                  Funded our deferred compensation plan with a value that averaged about 35% of our NEOs’ respective base salaries based on fiscal year 2015 results.

•                  Refined the fiscal year 2015 long-term incentive grants to balance the relative total shareholder return (TSR) performance share units (PSUs) with a new long-term incentive plan (LTIP) that measures cumulative free cash flow (FCF) from fiscal year 2015 through fiscal year 2017.

Prior Say on Pay Advisory Vote Results, Shareholder Engagement, and Pay Program Changes

We provided shareholders with a “say on pay” advisory vote on executive compensation at our 2014 Annual General Meeting held on August 28, 2014. The advisory vote received the support of 94% of the votes cast at the General Meeting. We believe the level of support at our 2014 Annual General Meeting reflects ongoing institutional shareholder outreach efforts and the continuing efforts to align our executive compensation with shareholder interests. We plan to hold a “say on pay” advisory vote on an annual basis. Just prior to the beginning of fiscal year 2015, we engaged Mercer as our new Compensation Committee advisor and requested that they conduct a review of our existing pay programs.  Based on the highly favorable prior say on pay results, shareholder feedback on existing programs, and Mercer’s review, we maintained most of our pay approach and designs as they had been historically.  However, we also made several key adjustments, including:

•                  Re-balanced the metrics in our short-term incentive plan to provide equal emphasis on revenue, adjusted operating profit, return on invested capital (ROIC), and adjusted EPS.

•                  Adjusted the performance share unit (PSU) plan to measure relative Total Shareholder Return (TSR) as a rank against the individual companies within the S&P 500, as opposed to the prior approach of measuring TSR results as a multiple of the S&P 500 index return.

•                  Introduced a new long-term incentive plan to incent management to enhance shareholder value by encouraging the delivery of more steady long-term free cash flow by measuring cumulative free cash flow from fiscal year 2015 through fiscal year 2017 against pre-determined goals.

Impact of Business Performance on Fiscal Year 2015 Executive Compensation

As noted above, for fiscal year 2015, we delivered strong operating results that exceeded our compensation-related performance goals, resulting in payment of our NEOs’ at-risk compensation above target levels. The Compensation Committee recognizes the substantial improvement in performance against our operating plan and the Company’s significant share price performance in fiscal year 2015, and consequently believes that the actual compensation earned by our NEOs is appropriate and in keeping with our pay-for-performance philosophy.  The table below describes the key elements of our executive compensation program and the key actions taken by the Compensation Committee with respect to the compensation of the NEOs for fiscal year 2015:

Pay Component	Description	Fiscal Year 2015 Considerations
Base Salary

•                  Annual fixed cash component based on individual performance, level of experience and expected future performance and contributions to the Company.

•                  We do not maintain a policy regarding internal pay equity.

•                  Maintained the CEO’s base salary with no increase, which approximates peer median.

•                  Except for a base salary alignment of one NEO, other NEOs were provided with modest increases, though overall salary positioning continued to approximate peer median.

Short-Term Cash Incentives

•                  Variable cash awards based on achievement of annual objectives based on pre-established financial performance goals related to the Company and business unit with 50% of the payouts based on achievement of quarterly targets and 50% based on achievement of annual targets.

• CEO payout earned was 169.6% of target, reflecting our strong operating performance. • Average payouts for our other NEOs was 179.7% of target, also reflecting strong results.

Long-Term Incentive Programs

•                  Performance-based restricted share units which represent 25% (at target) of the total long-term incentive award are measured based upon the Company’s total shareholder return versus that of the S&P 500.

•                  Performance-based cash incentives (and, in the case of the CEO only, performance-based RSUs) which represent another 25% (at target) of the total long-term incentive award are measured based upon the Company’s performance against a pre-established three-year Free Cash Flow (FCF) target.

•                  Service-based restricted share units represent 50% of the total long-term incentive award and provide for vesting over a four-year period with 25% vesting each year.

•                  Long-term cash incentives under our Deferred Compensation Plan.

•                  Revisions to the fiscal year 2015 relative TSR PSUs create stronger pay-for-performance alignment by using a more representative TSR measurement design.

•                  The new FCF long —term incentive plan (LTIP) incents management to deliver more stable free cash flow in order to enhance shareholder value.

•                  Paid out the portion of the fiscal year 2011 PSU awards that vested in June 2014 at 79% of target based on TSR performance of 41%.

•                  Paid the first portion of the fiscal year 2012 PSU awards that vested in June 2014 at 97% of target based on TSR performance of 61% since grant.

•                  Funded our Deferred Compensation Plan with a value that averaged about 35% of our NEOs’ respective base salaries.

Compensation Philosophy

Flextronics’ compensation philosophy is to pay-for-performance.  Our pay programs are designed to align executives’ compensation with performance against the Company’s short-term and long-term performance objectives and the creation of shareholder value. A key objective of our compensation programs is to attract, retain and motivate superior executive talent who are key to the Company’s long-term success by paying for the achievement of meaningful Company objectives, balancing achievement incentives with the need to avoid excessive or inappropriate risk-taking, and maintaining an appropriate cost structure.  We actively manage our pay-for-performance philosophy through the following elements:

Element	Overview
Substantial Emphasis on At-Risk Compensation

•                  Programs are designed to link a substantial component of our executives’ compensation to the achievement of pre-determined performance goals that directly correlate to the enhancement of shareholder value.

•                  90% of our CEO’s target total direct compensation is either at risk or long-term, and an average of 83.6% of our other NEOs’ target total direct compensation is either at risk or long-term.

•                  100% of at risk or performance-based compensation is based on achievement of core metrics or is subject to market risk based on stock price performance, and is not based on individual performance.

Market-Based, Responsible Target Pay

•                  We regularly benchmark pay against a set of industry peers.

•                  Base salaries are generally positioned at approximately the market median for our NEOs to manage fixed costs and emphasize paying for performance.

•                  Overall target total direct compensation was positioned at approximately the 60th to 65th percentile for our NEOs in fiscal year 2015, subject to individual variances.

Balanced Performance Metrics and Measurement Time Frames

•                  With the rapid pace and dynamic nature of our business, it is necessary to actively measure short-term results across a range of metrics, though with progressively greater emphasis on long-term results for senior leaders.

•                  We measure both quarterly and annual results for revenue, adjusted operating profit (OP), return on invested capital (ROIC), and adjusted earnings per share (EPS) because we believe these reinforce the need to achieve strong top line results, deliver profitability, and manage capital efficiently.

Majority Focus on Long-Term Performance

•                  While measurement of short-term results maintains day-to-day focus, we believe that shareholder value is built over the long-term.

•                  As such, senior leaders are compensated through progressively greater emphasis on performance-based long-term incentives.

•                  Over 75% of our CEO’s fiscal year 2015 target direct compensation was through long-term incentives, of which 55% is linked to achievement of long-term operating and TSR goals.

•                  Nearly 70% of our other NEOs’ target pay is in long-term incentives, of which 54% is linked to achievement of long-term operating and TSR performance goals.

•                  We maintain share ownership guidelines to enforce alignment with shareholder results, and have recoupment policies in place.

Compensation Setting Process and Decisions for Fiscal Year 2015

Fiscal year 2015 Corporate Governance Highlights

The Compensation Committee regularly reviews our compensation programs, peer company data and corporate governance best practices in the executive compensation area. We have adopted corporate governance and compensation practices and policies that our Board believes help to advance our compensation goals and philosophy, including the following:

What we do

☑	Maintain a Completely Independent Compensation Committee and Review Process. Our Compensation Committee consists solely of independent directors who establish our compensation practices.
☑	Use a Pay-for-Performance Model. Our executive compensation focuses on corporate performance and a significant portion of executive compensation is at-risk and/or long-term.
☑

We target fixed compensation at our peer median and allow for greater levels of actual total direct compensation based on performance. We generally target base salary to approach over time the 50th percentile of our peer group, and generally target our performance or variable annual and long-term incentive compensation to deliver total direct compensation generally between the 60th and 65th percentiles of our peer companies, subject to individual variances.

☑

We design our incentive plans to drive performance and mitigate risks. We have threshold levels of performance that must be met before any short-term cash incentives are paid or performance-based restricted share units vest, while pay-out levels are capped under both our short and long-term incentive plans. In addition, we use multiple performance metrics under our incentive plans to mitigate risk, so that executives are not excessively incented by any single metric. Non-GAAP adjustments under our annual incentive plan are generally predefined or subject to a case by case review and approval by the Compensation Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflect Company performance.

☑

Maintain a Reasonable Share Burn Rate.  We continually balance the need to provide competitive equity awards with a strong commitment to limit dilution to shareholders.  During fiscal year 2015, we granted option equivalents, based on the Company’s fungible share ratio of 1.71:1, of just approximately 2.1% of shares outstanding.

☑

Maintain a Recoupment Policy.  Our Board is authorized to recoup compensation paid to an executive officer in the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement.

☑	Retain an Independent Compensation Advisor. Our Committee has engaged an independent compensation consultant, Mercer, as its advisor to provide analysis, advice and guidance on executive compensation.
☑

Consider Shareholder Advisory Votes and Views. Our Committee considers the voting results of our advisory vote on executive compensation at each annual general meeting and we engage with our shareholders on compensation and governance efforts through outreach efforts.

☑

Maintain Equity Ownership Guidelines for Senior Officers and Directors. In fiscal year 2011, we adopted equity ownership guidelines for our senior officers, under which senior officers must accumulate and maintain equity in the Company, consistent with the terms of the guidelines.

What we don’t do

☒

We Do Not Provide Employment Agreements. None of our NEOs has an employment agreement, and none of our NEOs is guaranteed salary increases or bonuses for any year. Each of our NEOs serves at the will of the Company’s Board of Directors.

☒

We do not allow hedging or short sales of Company equity. Our directors and officers are prohibited from engaging in short sales or transactions in derivative securities, including hedging transactions.

☒	We do not permit pledging of Company equity. Our directors and officers are prohibited from pledging their equity as collateral for loans.
☒	We do not provide excessive or non-customary executive perquisites. Our perquisites represent a small part of the overall compensation program for the NEOs.
☒

We do not provide severance agreements. Our NEOs do not have severance agreements, whether or not in connection with a change in control. When an executive officer retires, resigns or is terminated, the Compensation Committee exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, severance obligations under applicable law, past accomplishments, internal severance guidelines and reasons for separation from the Company.

☒	We do not have single trigger accelerated vesting of equity awards. Our equity awards do not have “single trigger” accelerated vesting upon a change in control.
☒	We do not maintain a supplemental executive retirement plan (SERP).
☒	Our 2010 Equity Incentive Plan prohibits “share recycling” and options/SAR repricing (including cash buyouts).
☒	We do not pay dividends or dividend equivalents on our unvested restricted share units.

Compensation Committee

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee also reviews market trends and changes in competitive practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our compensation programs to our Board. The Compensation Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee also oversees management’s decisions concerning the compensation of other Company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation programs.  Our committee also reviews the Company’s talent assessment and succession planning.

Independent Consultants and Advisors

The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. For fiscal year 2015, the Compensation Committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this discussion as Mercer) in connection with its fiscal year 2015 compensation review, as its independent advisers for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company's executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer recommends our selected peer companies, and provides competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs during fiscal year 2015.

Mercer is owned by Marsh & McLennan Companies, Inc., a multi-national, multi-services global professional services firm providing advice and solutions in risk, strategy and human capital. For a discussion of amounts paid to Mercer for executive and director compensation consulting services and amounts paid to Marsh & McLennan Companies, Inc. and its affiliates for non-executive and non-director compensation consulting services, please see " Board Committees —Compensation Committee—Relationship with Compensation Consultants." The Compensation Committee has determined that the provision by Marsh & McLennan Companies, Inc. of services unrelated to executive and director compensation matters in fiscal year 2015 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Mercer was not influenced by Marsh & McLennan Companies, Inc.'s other relationships with the Company. The Compensation Committee has retained Mercer as its independent compensation consultant for fiscal year 2016 and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes recommendations to our Board on all compensation actions relating to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer and other executives to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under "Fiscal Year 2015 Executive Compensation—Incentive Bonus Plan," our Chief Executive Officer and other executives develop recommendations for performance measures and target and payout opportunities under our incentive bonus plan based on management's business forecast both at the Company and business unit levels, which are reviewed and approved by our Board.

Competitive Positioning

In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers, the Compensation Committee considers competitive compensation data prepared by Mercer. The Compensation Committee reviews this data in the context of historical performance and our overall compensation programs and objectives. The Compensation Committee considered the following competitive compensation data for our NEOs:

•                  Mercer constructed a peer group consisting of 19 companies based on targeting businesses with a high degree of complexity in business scale and scope, as well as similar revenues, numbers of employees, and returns on invested capital.

•                  The Compensation Committee also takes into account Mercer’s review of standardized surveys to check the Company’s compensation programs against other large high technology and durable goods manufacturing firms to gain an understanding of general compensation practices.

Each year, the peer companies are recommended by the Compensation Committee’s independent consultant and approved by the Compensation Committee. Changes to the fiscal year 2015 peer group from the fiscal year 2014 CEO/CFO peer group were the removal of two non-US owned firms due to differences in global executive pay practices, regulations, and disclosures, and removing Dell, as it is no longer publicly traded. In addition, for fiscal year 2014, the Committee used data from Radford’s published compensation survey for technology companies to benchmark compensation for our NEOs other than our CEO and CFO; for fiscal year 2015, the Committee used the same peer group data for all NEOs.

The peer group for fiscal year 2015 compensation decisions consisted of the following companies:

Arrow Electronics, Inc.	Applied Materials, Inc.
Avnet, Inc.	Danaher Corporation
Eaton Corporation	Emerson Electric Co.
General Dynamics Corporation	Honeywell International Inc.
Illinois Tool Works Inc.	Jabil Circuit, Inc.
Johnson Controls, Inc.	Motorola Solutions, Inc.
Northrop Grumman Corporation	Raytheon Company
Seagate Technology	TE Connectivity
Tyco International Ltd	Western Digital Corporation
Xerox Corporation

Fiscal Year 2015 Executive Compensation

Total Direct Compensation

Total direct compensation is the sum of base salary, annual incentive bonus payouts and long-term incentive awards, but excludes performance-based contributions to our deferred compensation plan. For fiscal year 2015, Mr. McNamara’s total direct compensation increased 19.1% from fiscal year 2014. Mr. McNamara’s increased total direct compensation was due primarily to the increase in his annual incentive payout based on improved operating performance.  For fiscal year 2015, Mr. Collier’s total direct compensation increased 54.8% from fiscal year 2014. Mr. Collier’s increased total direct compensation was due primarily to increases in his base salary and target incentive awards based on a review of the peer group data and an alignment of his total direct compensation with his peers, as well as improved Company performance resulting in payouts above target. The total direct compensation of Messrs. Barbier, Humphries and Hoak increased an average of 5.3%.  As with Messrs. McNamara and Collier, these increases were due in large part to increases in actual annual incentive payouts as a result of improved Company performance.

	Mr. McNamara	Mr. Collier	Mr. Barbier	Mr. Hoak	Mr. Humphries
Actual Total Direct Compensation FY 2014	$11,276,492	$3,104,094	$4,472,180	$2,280,305	$4,729,937
Actual Total Direct Compensation FY 2015	$13,433,729	$4,804,467	$4,630,931	$2,463,036	$4,932,670
Percent change	19.1%	54.8%	3.5%	8%	4.3%

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•                  base salary;

•                  annual incentive bonus awards;

•                  long-term performance-based and service-based share incentive awards;

•                  long-term performance-based cash incentive awards;

•                  performance-based and service-based deferred compensation; and

•                  other benefits.

As discussed above, a key element of our compensation philosophy is that a significant portion of executive compensation is performance-based and therefore at-risk. A second key element of our compensation philosophy is that a significant portion of executive compensation is comprised of long-term components in order to align executive compensation with sustained, long-term performance and share price appreciation. Annual incentive compensation, performance-based restricted share units, performance-based cash-based incentives, and performance-funded contributions under our deferred compensation plan are compensation that is at-risk because their payouts depend entirely upon performance. Our performance-based compensation elements coupled with service-based restricted share units and our service-based deferred compensation plan contributions are designed to provide significant retention and alignment with long-term shareholder value enhancement, with these awards predominantly fully vesting after periods of three or four years.

The following charts illustrate the mix of our compensation and show that for our Chief Executive Officer, 90% of total target direct compensation is either at-risk or long-term, and, overall for our other NEOs, 83.6% of total target direct compensation is either at-risk or long-term:

Base Salary Levels

The following table sets forth the base salaries of our NEOs in fiscal years 2014 and 2015, as well as the percentage increase (if any) from the prior year:

Name and Title	Base Salary for Fiscal Year 2014	Base Salary for Fiscal Year 2015	Percentage Increase	Peer Group Percentile Approximation
Michael M. McNamara	$1,250,000	$1,250,000	0%	50th
Chief Executive Officer
Christopher Collier Chief Financial Officer	$550,000	$650,000	18%	25th – 50th
Francois P. Barbier President, Global Operations and Components	$625,000	$675,000	8%	25th – 50th
Jonathan S. Hoak Executive Vice President and General Counsel	$500,000	$525,000	5%	25th – 50th
Paul Humphries President, High Reliability Solutions	$625,000	$675,000	8%	50th – 60th

For fiscal year 2015, we set our executives’ base salaries at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the Company. The Compensation Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities.

Incentive Bonus Plan

Our annual incentive payouts are based entirely on achievement of financial performance objectives and are linked to achievements of the following performance metrics:

•                  revenue growth targets;

•                  adjusted operating profit targets;

•                  return on invested capital targets; and

•                  adjusted earnings per share targets.

For fiscal year 2015, the Company’s performance level with respect to all four performance metrics exceeded targeted amounts (see tables below) and, therefore, resulted in incentive payout amounts that were above target levels for the NEOs, as follows:

Name	Fiscal Year 2015 Annual Incentive Bonus as a Percentage of Target Bonus	Fiscal Year 2015 Annual Incentive Bonus Target (Potential) Bonus (as a percentage of Base Salary)	Fiscal Year 2015 Annual Incentive Actual Bonus
Mr. McNamara	169.6%	150%	$3,179,160
Mr. Collier	169.6%	110%	$1,212,320
Mr. Barbier	169.6%	110%	$1,258,948
Mr. Hoak	169.6%	80%	$ 712,132
Mr. Humphries	210.2%	110%	$1,560,686

Through our incentive bonus plan, we seek to provide pay for performance by linking incentive awards to Company and business unit performance. In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Compensation Committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the Company and business unit levels, as reviewed and approved by the Board. In fiscal year 2015, target levels for performance were set at approximately the levels included in our business forecast. Maximum payout levels were tied to “stretch” levels of performance. As part of the process of setting performance targets, the Compensation Committee reviewed analyst consensus estimates for fiscal year 2015 and confirmed that target performance measures were appropriately aligned with such estimates. Performance measures were based on quarterly and annual targets.

The following table summarizes the key features of our fiscal year 2015 incentive bonus plan:

Feature	Component	Objectives
Performance Targets	• Based on key Company and business unit financial metrics • Measured on annual and quarterly basis	• Aligns executive incentives with Company and business unit performance • Rewards achievement of objectives over

o 50% based on achievement of quarterly objectives o 50% based on achievement of annual objectives course of the year by splitting incentives over quarterly and annual performance objectives

•                  Takes into account executive’s responsibility, experience, and expected contributions

•                  Focused on achievement of business performance metrics that directly correlate to business and shareholder value creation

•                  Emphasizes pay for performance by linking individual compensation to Company and/or business unit performance

•                  Promotes accountability by tying payout to achievement of minimum performance threshold.

Performance Measures

•                  Revenue growth at the Company and business unit level

•                  Adjusted operating profit at the Company and business unit level

•                  Return on invested capital and adjusted earnings per share targets at the Company level

•                  Measurement level is based on each executive’s respective responsibilities, with substantial weighting on business unit financial metrics for business unit executives

•                  For Mr. Humphries, additional business unit performance measures were profit after interest percentage and new business wins

Bonus Payments

•                  Based entirely on achievement of financial performance objectives

•                  No individual performance component

•                  Target bonus opportunities set at percentage of base salary, based on executive’s level of responsibility

o                 Mr. McNamara’s target bonus set at 150% of base salary

o                 Mr. Collier’s target bonus set at 110% of base salary

o                 Target bonus for other NEOs set at a range between 80% and 110% of base salary

•                  Quarterly bonuses range from 50% of target to maximum of 200% of target

•                  Annual bonuses range from 50% of target to maximum of 300% of target

•                  No payout awarded for any measure where Company failed to achieve threshold level for such measure

The Compensation Committee recommended and our Board approved different performance metrics for our Chief Executive Officer, Chief Financial Officer and corporate officers as compared with business unit executives.

The incentive bonus plan award opportunities for each NEO are shown in the Grants of Plan-Based Awards in Fiscal Year 2015 table in “Executive Compensation.” In fiscal year 2015, the target incentive bonus awards were set at approximately the 60th percentile of our peer group for Mr. McNamara; at approximately the 75th percentile of our peer group for Mr. Collier; at between the 60th and 75th percentile of our peer group for Mr. Barbier; between the 25th and 50th percentiles of our peer group for Mr. Hoak; and at approximately the 75th percentile of our peer group for Mr. Humphries.

Non-GAAP Adjustments

We used adjusted non-GAAP performance measures for our incentive bonus plan in fiscal year 2015. We use adjusted measures to eliminate the distorting effect of certain unusual income or expense items. The adjustments are intended to:

•  align award payout opportunities with the underlying growth of our business; and

•  avoid outcomes based on unusual items.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in the Compensation Committee’s view, related to the Company’s ongoing operational performance. The non-GAAP measures are used to evaluate more accurately the Company’s operating performance, for calculating return on investment, and for benchmarking performance against competitors. For fiscal year 2015, non-GAAP adjustments consisted of excluding after-tax stock-based compensation expense and intangible amortization. All adjustments are subject to approval by the Compensation Committee to ensure that payout levels are consistent with performance.

Incentive Awards for the CEO and CFO

Messrs. McNamara and Collier were each eligible for a bonus award based on achievement of quarterly and annual revenue growth, adjusted operating profit, ROIC and adjusted EPS targets. We refer to these performance measures as the “Company performance metrics.” The weightings for each of these performance measures was 25%. Mr. McNamara’s annual target bonus was 150% of base salary. Mr. McNamara’s target percentage of base salary remained the same as in fiscal year 2014 and resulted in total target cash approximately between the 50th and 60th percentiles of our peer companies.  Mr. Collier’s bonus target as a percentage of base salary was set at 110% and resulted in total target cash between the 50th and 60th percentiles of our peer companies.

The following table sets forth the payout level opportunities that were available for Messrs. McNamara and Collier as a percentage of the target award for each performance measure based on different levels of performance. Revenue targets represented year over year annual growth targets of (-6.0)% at the 50% payout level, (-2.0)% at the 100% payout level, 3.0% at the 200% payout level, and 7.0% at the 300% payout level.

No payout is made if the threshold performance level is not achieved.  Targets at the 300% level with respect to the annual bonus reflect sustained performance over the year that is considered to provide stretch targets. For performance levels between 50% and 300% presented in the table below, straight line interpolation was used to arrive at the payout level:

Payout (% Target)	50%	100%	200%	300%
Q1 Revenue (in millions)	$5,854.4	$6,220.3	$6,464.2	n/a
Q1 Adjusted OP$ (in millions)	$150.9	$160.1	$166.9	n/a
Q1 ROIC	18%	20%	22%	n/a
Q1 Adjusted EPS	$0.20	$0.21	$0.22	n/a
Q2 Revenue (in millions)	$6,141.6	$6,392.3	$6,768.3	n/a
Q2 Adjusted OP (in millions)	$165.2	$177.5	$195.9	n/a
Q2 ROIC	18%	21%	24%	n/a
Q2 Adjusted EPS	$0.23	$0.24	$0.27	n/a
Q3 Revenue (in millions)	$6,107.3	$6,356.5	$6,730.5	n/a
Q3 Adjusted OP (in millions)	$171.6	$184.3	$203.3	n/a
Q3 ROIC	18%	21%	24%	n/a
Q3 Adjusted EPS	$0.24	$0.24	$0.28	n/a
Q4 Revenue (in millions)	$5,902.0	$6,142.9	$6,504.2	n/a
Q4 Adjusted OP (in millions)	$167.3	$179.6	$198.2	n/a
Q4 ROIC	18%	21%	24%	n/a
Q4 Adjusted EPS	$0.23	$0.24	$0.27	n/a
FY’15 Revenue (in millions)	$24,500.0	$25,500.0	$27,000.0	$28,000.0
FY’15 Adjusted OP (in millions)	$675.0	$725.0	$800.0	$850.0
FY’15 ROIC	18%	21%	24%	25%
FY’15 Adjusted EPS	$0.93	$0.97	$1.08	$1.15

The following table sets forth the actual quarterly and annual performance and the payout levels (as a percentage of the target award for the quarterly and annual periods) and payout amounts (as a percentage of base salary for the quarterly and annual periods) for Messrs. McNamara and Collier.

Period	Revenue (in millions)	Payout Level %	Adjusted OP (in millions)	Payout Level %	ROIC	Payout Level %	Adjusted EPS	Payout Level %	Total Payout Level %	CEO Actual Payout % (as a % of Base Salary)	CFO Actual Payout % (as a % of Base Salary)
Q1	$6,643	200%	$183	200%	22.8%	200%	$0.25	200%	200%	300%	220%
Q2	$6,529	136.2%	$183	132%	23.3%	176.7%	$0.26	166.7%	152.9%	229.3%	168.2%
Q3	$7,025	200%	$207	200%	24.1%	200%	$0.30	200%	200%	300%	220%
Q4	$5,952	60.3%	$178	91.8%	23.7%	190%	$0.27	200%	135.5%	203.3%	149.1%
FY’15 Annual Component	$26,148	143.2%	$751	134.9%	23.7%	190%	$1.08	200%	167.0%	250.5%	183.7%
FY15 Total Payout	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	169.6%	254.3%	186.5%

Consistent with the Company’s pay for performance approach, the Company recognized the substantial performance against its operating plan in fiscal year 2015 and consequently the short-term incentive compensation of our executives increased this year over prior years.

Overall performance for each quarter was at or above the target level of performance with payout levels (as a percentage of target) of 200% for the first quarter, 152.9% for the second quarter, 200% for the third quarter and 135.5% for the fourth quarter. For the annual component, the payout level (as a percentage of target) was 167.0%. The total annual bonus payout was 169.6%, which represents 254.3% for Mr. McNamara and 186.5% for Mr. Collier as a percentage of base salary. Comparatively, in fiscal year 2014, incentive award payouts as a percentage of target were 124.8% of target for Messrs. McNamara and Collier.

Incentive Awards for NEOs other than the CEO and CFO

Mr. Barbier was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. Mr. Barbier’s annual target bonus was 110% of base salary and resulted in total target cash approximately between the 50th and 60th percentiles of our peer group.

Mr. Hoak was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. The annual target bonus was 80% of base salary and resulted in total target cash between the 25th and 50th percentiles of our peer group.

Mr. Humphries was eligible for a bonus based on achievement of the quarterly and annual Company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Collier), as well as the business unit performance metrics of revenue, adjusted operating profit, profit after interest percentage and new business wins for our High Reliability Solutions business group. Mr. Humphries’ annual target bonus was 110% of base salary and resulted in total target cash between the 60th and 75th percentiles of our peer group. Actual payout level opportunities ranged from 50% to 200% of target with respect to quarterly metrics and 50% to 300% of target for annual metrics. The weightings of the performance metrics for Mr. Humphries were 30% for the Company performance metrics and 70% for the business unit metrics. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the Company performance metrics. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Humphries to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our Company performance metrics.

The following table sets forth the actual quarterly, annual and total payout levels, both as a percentage of target and of eligible base salary, for Messrs. Barbier, Hoak, and Humphries:

Period	F. Barbier Payout (% Target)	F. Barbier Actual Payout % (as a % of Base Salary)	J. Hoak Payout (% of Target)	J. Hoak Actual Payout % (as a % of Base Salary)	P. Humphries Payout (% of Target)	P. Humphries Actual Payout % (as a % of Base Salary)
Q1	200%	220%	200%	160%	191.1%	210.2%
Q2	152.9%	168.2%	152.9%	122.3%	149.4%	164.3%
Q3	200%	220%	200%	160%	185%	203.5%
Q4	135.5%	149.1%	135.5%	108.4%	180.7%	198.7%
FY’15 Annual Component	167.0%	183.7%	167.0%	133.6%	243.8%	268.2%
FY’15 Total Payout	169.6%	186.5%	169.6%	135.6%	210.2%	231.2%

Bonuses under our annual incentive bonus plan are based upon the achievement of Company and business unit (in the cases of business unit executives) performance goals. Based on fiscal year 2015 operating performance, bonus payouts were at 169.6% of target for Messrs. Hoak and Barbier, and 210.2% of target for Mr. Humphries. Comparatively, in fiscal year 2014, bonus payouts as a percentage of target were 124.8% of target for Messrs. Hoak and Barbier, and 162.3% of target for Mr. Humphries.

The Compensation Committee believes that bonuses awarded under our incentive bonus plan appropriately reflected the improvement in the Company’s performance and appropriately rewarded the performance of the named executive officers.

Long-Term Share- and Cash-Based Incentive Compensation

Restricted Share Unit Awards

The Compensation Committee grants share- and cash-based long-term incentives to its senior executives as an incentive to maximize the Company’s long-term performance and shareholder value creation. These long-term incentives are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner, with a direct stake in the business. These awards are also intended to promote executive retention, as unvested long-term share and cash incentives are generally forfeited if the executive voluntarily leaves the Company. Restricted share unit awards are structured as either performance-based awards, which vest only if pre-established performance measures are achieved, or service-based awards, which vest if the executive remains employed through the vesting period. Before the restricted share unit award vests, the executive has no ownership rights in our ordinary shares. The payouts are made in shares, so the value of the award goes up or down based on share price performance from the beginning of the grant, further aligning the interests of the executive with long-term shareholder value creation.

Beginning with fiscal year 2015, the Compensation Committee determined that long-term incentive awards for executives and other senior officers generally would be allocated 50% to service-based restricted share unit awards, 25% to performance-based restricted share unit (PSU) awards that are earned based upon relative TSR performance versus the S&P 500, and 25% to a long-term incentive plan that measures Flextronics’ cumulative free cash flow (FCF LTIP) over a three-year period from fiscal year 2015 to fiscal year 2017. For the FCF LTIP, the awards are payable in shares for the CEO, so 50% of his long-term compensation is in the form of performance-based equity grants. For the other NEOs, the FCF LTIP is payable in cash. The Compensation Committee believes that this allocation promotes retention, serves to link long-term compensation to the Company’s long-term performance and limits the dilutive effect of equity awards. Key features of our long-term incentive awards are as follows:

•                              Performance-Based RSUs (PSUs):  The awards granted in fiscal year 2015 are earned based upon Flextronics’ percentile rank of total shareholder return (TSR) over a 3-year period against the S&P 500 constituents. The Compensation Committee believes that the relative total shareholder return metric used in the performance based awards is a widely accepted investor benchmark that appropriately aligns compensation with performance. The number of shares earned is dependent on the percentile rank achieved based on the table below:

S&P 500 TSR Percentile Rank	Shares Earned
>75th Percentile	200% of target
50th – 75th Percentile	Interpolate
50th Percentile	100% of target
30th – 50th Percentile	Interpolate
30th Percentile	25% of target
<30th Percentile	0% of target

•                              Free Cash Flow LTIP:  The 2015 grants are earned based on Flextronics’ performance against pre-established cumulative Free Cash Flow goals over the period from fiscal year 2015 through fiscal year 2017.  The Compensation Committee believes the three-year Free Cash Flow target is an important liquidity metric because it measures the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions, repurchase Company shares and for certain other activities. The Compensation Committee will assess goal achievement for the 2015 grant cycle and approve awards for the NEOs at the end of the performance cycle following the close of fiscal year 2017. Awards will be measured on a straight line sliding scale as follows:

% of Goal Achieved	<69%	69%	100%	136% and above
% of Target Paid	0%	50%	100%	200%

•                              Service-Vested RSUs:  Awards granted in fiscal year 2015 vest in four installments of 25% on each yearly anniversary of the grant date.

The performance-based awards provide that in the event of retirement, a pro-rata number of vested shares shall be issued upon the vesting of the performance-based award pursuant to the performance criteria, with the number of shares that vest determined by multiplying the full number of shares subject to the award by a fraction equal to (x) the number of complete months of continuous service as an employee from the grant date of the award to the date of retirement, divided by (y) the number of months from the grant date to the vesting/release date; provided, further, that if within twelve months of retirement, the executive officer violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any subsidiary or affiliate, then the award and all of the Company’s obligations and the executive officer’s rights under the award terminate. For purposes of the awards, “Retirement” means the executive officer’s voluntary termination of service after the executive officer has attained age sixty (60) and completed at least ten (10) years of service as an employee of the Company or any subsidiary or affiliate. At the current time, none of the executive officers would satisfy the retirement criteria.

The size of the total long-term incentive award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with the Company, but the Compensation Committee and Board also take into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s performance in recent periods, and (iii) the number of restricted share unit awards and options held by the individual at the time of grant. In addition, the Compensation Committee and Board consider competitive equity award data, and determine award size consistent with the Compensation Committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level in relation to our peer companies, subject to individual variances. The Compensation Committee and Board also consider annual share usage and overall shareholder dilution when determining the size of equity awards.

Grants During Fiscal Year 2015

The number of performance-based and service-based restricted share unit awards as well as, in the case of Mr. McNamara, the FCF LTIP awards granted to him in fiscal year 2015, and the grant-date fair value of the restricted share unit awards determined in accordance with ASC 718-10, are shown in the Grants of Plan-Based Awards in Fiscal Year 2015 table.

As part of the annual compensation review process, the Compensation Committee recommended and the Board approved the following performance-based and service-based restricted share unit awards to our named executive officers in fiscal year 2015. The figures represent the sum of the restricted share unit awards granted. The award is split 50-50 between performance-based awards (at target) and service-based awards for Mr. McNamara, who received 730,594 RSUs. The share-based awards for Messrs. Collier, Barbier, Humphries and Hoak are split 33-67 between performance-based awards (at target) and service-based awards. Mr. Collier received 180,205 RSUs and a target FCF LTIP award of $657,750; Mr. Barbier received 165,189 RSUs and a target FCF LTIP award of $602,938, Mr. Humphries received 165,189 RSUs and a target FCF LTIP award of $602,938, and Mr. Hoak received 75,086 RSUs and a target FCF LTIP award of $274,063.

Taking these programs into account, Mr. McNamara’s total target direct compensation for fiscal year 2015 is set at approximately between the 60th and 75th percentiles of our peer companies; Mr. Collier’s being set at approximately the 75th percentile of our peer companies; Mr. Barbier’s being set at approximately between the 50th and 60th percentiles of our peer companies;  Mr. Humphries’ being set at approximately between the 60th and 75th percentiles of our peer companies; and Mr. Hoak’s being set at approximately between the 25th and 50th percentile of our peer companies.

Earning of Prior Performance Award Grants

During fiscal 2015, two portions of prior performance share unit awards completed the applicable performance cycle and were eligible for payouts.  The fiscal year 2011 PSU grant measured our TSR versus the S&P 500.  Based on our 41% TSR for the period between the grant date in June 2010 and the performance period end in June 2014, the final 50% of the fiscal year 2011 PSU award paid out at 79% of target. The fiscal year 2012 PSU grant also measured our TSR versus the S&P 500. Based on our 61% TSR for the period between the grant date in June 2011 and the performance period end for the first 50% of the award in June 2014, the first 50% of the fiscal year 2012 PSU award paid out at 97% of target.

Administration of Equity Award Grants

Equity awards are not timed in relation to the release of material information. Our current policy provides that equity grants to non-executive new hires and follow on equity grants to non-executives are made on pre-determined dates five times a year.

Hedging and Pledging Policy

Under our insider trading policy, short-selling, trading in options or other derivatives on our shares or engaging in hedging transactions are prohibited.  Our insider trading policy also prohibits using our shares as collateral for margin accounts.

Long-Term Deferred Compensation Awards

Each of the NEOs participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Compensation Committee’s general policy is to target long-term incentive compensation (which is deemed to include share-and cash-based compensation and target annual performance-based contributions to the deferred compensation plan, discussed below) at between the 60th and 65th percentiles of our peer companies, subject to individual variances. Our competitive positioning for long-term incentive compensation is determined in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal year 2015, Mr. McNamara’s long-term incentive award was targeted at approximately the 60th percentile of our peer companies, and the other named executive officers’ long-term incentive awards generally were targeted to be within a range around the 60th percentile of our peer companies as well.

Under the Company’s 2010 Deferred Compensation Plan, which replaced both the prior long-term cash incentive awards program and our Senior Executive and Senior Management Deferred Compensation Plans, the Company in its discretion may make annual contributions in targeted amounts of up to an aggregate of 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits) to a non-qualified deferred compensation account, subject to approval by the Compensation Committee. The contributions are funded 50% based on a percent of base salary and 50% based on performance, using the same performance measures used under the incentive bonus plan. For performance below the threshold payout level under the incentive bonus plan, there will be no performance-based contribution; for performance between the threshold and target payout levels, the Compensation Committee may award a contribution ranging from 50% to 100% of the target performance-based contribution; and for performance above the target payout level, the Compensation Committee may award a contribution of up to 150% for the performance-based portion of the award. Initial contributions and any annual contributions, together with earnings, will cliff vest after four years provided that the participant remains employed by the Company. For purposes of benchmarking compensation, the Compensation Committee treats target cash awards as long-term incentive compensation. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants may elect to receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to the performance of the underlying investments selected by participants.

In addition, initial Company contributions under the 2010 Deferred Compensation Plan for new senior executive participants who did not participate in the prior plans are 50% of base salary and are not tied to Company performance. Thereafter, Company contributions are limited to 37.5%, as described above, of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits).

For fiscal year 2015, Messrs. Collier, Hoak, Humphries and McNamara each received deferred cash awards with a value that averaged about 35% of their respective base salaries.

Voluntary Contributions

Under the 2010 Deferred Compensation Plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions.

Additional Company Contributions

The Company may make a discretionary matching contribution in connection with voluntary deferrals to reflect limitations on our matching contributions under our 401(k) plan.

Additional Information

For additional information about (i) executive contributions to the NEOs’ deferral accounts, (ii) Company contributions to the deferral accounts, (iii) earnings on the deferral accounts, (iv) withdrawals under the deferral accounts, and (v) deferral account balances as of the end of fiscal year 2015, see the section entitled “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2015.”

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2015, we paid the premiums on long-term disability insurance for our named executive officers. We also reimbursed Mr. Barbier for costs associated with his international assignment, which are discussed below. In addition, we reimbursed Mr. Barbier for FICA and Medicare taxes due upon the partial vesting of his deferred bonuses during fiscal year 2015. These and certain other benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

As discussed above, we have replaced our prior deferred compensation plans with our 2010 Deferred Compensation Plan. Under the prior plans, vested amounts were not paid until termination, while the new plan provides for distribution options, including in-service distributions. For amounts vesting under the prior plans, we will continue to reimburse the executives for FICA taxes since the executives will continue to be unable to access vested funds prior to retirement; however, the executives will continue to be responsible for the tax liability associated with the reimbursement. For amounts vesting under the new plan, the executives will be responsible for FICA taxes and the Company will not reimburse the executives for any taxes due upon vesting.

While Company aircraft are generally used for Company business only, our Chief Executive Officer and Chief Financial Officer and their spouses and guests may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including but not necessarily limited to the following: fuel, maintenance, flight crew travel expense, catering, communications, and fees which include flight planning, ground handling and landing permits. On August 30, 2012, the Compensation Committee eliminated the gross-up that was previously provided under this policy. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

Relocation Assignments

In connection with Mr. Barbier’s relocation assignment to the Company’s San Jose facility, originally effective August 30, 2010 and amended to provide a continuation of certain benefits as of March 5, 2013, we agreed to reimburse Mr. Barbier for certain relocation expenses incurred by Mr. Barbier, including a housing allowance of $6,000 per month and an auto allowance of up to $1,200 per month until June 30, 2016. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table. For Mr. Barbier, the amount includes reimbursement of $229,012 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility.

401(k) Plan; French Defined Contribution Pension Plan

Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. Effective fiscal year 2011, we also instituted a new annual discretionary matching contribution. The amount of any discretionary annual contribution will be based on Company performance and other economic factors as determined at the end of the fiscal year. For fiscal year 2015, we elected not to make a discretionary contribution. We do not provide an excess 401(k) plan for our executive officers.

Mr. Barbier participates in defined contribution pension schemes mandated under French law. For fiscal year 2015, the Company made required contributions aggregating approximately $76,092.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their equity awards. These benefits are described and quantified under the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” The Compensation Committee had determined that a single trigger for acceleration of the executives’ deferred compensation accounts was appropriate under the Senior Executive Deferred Compensation Plan and the Senior Management Deferred Compensation Plan in order to provide certainty of vesting for benefits that represent the executives’ primary source of retirement benefits. No NEOs have unvested awards under the Senior Executive Deferred Compensation Plan or the Senior Management Deferred Compensation Plan.

Under our 2010 Deferred Compensation Plan, vesting of initial and annual awards will accelerate in cases of a change in control only if employment is terminated without cause or by the executive for good reason within two years of the change in control, i.e., “double trigger” accelerated vesting. Under the terms of certain of our equity incentive plans and the form of restricted share unit award agreement used for certain of our grants of restricted share unit awards to our employees (including our executives), in the event of a change of control, each outstanding stock option and each unvested restricted share unit award with such a provision will automatically accelerate, unless and to the extent such award is either to be assumed or replaced. Under the terms of certain of our equity plans, the Compensation Committee has the discretion to provide that certain awards may automatically accelerate upon an involuntary termination of service within a designated time period following a change of control, even if such awards are assumed or replaced. The Compensation Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted share unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Executive Share Ownership Guidelines

In fiscal year 2011, to more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted share ownership guidelines for all of our executive officers and direct reports of the chief executive officer. The ownership guidelines provide for our executive officers to own a minimum number of our ordinary shares, which (i) for our CEO, is the number of shares having a value equal to at least four times his annual base salary, (ii) for our CFO, is the number of shares having a value equal to at least two and one-half times his annual base salary and (iii) for all of our other executive officers and CEO direct reports, is the number of shares having a value equal to at least one and one-half times his or her annual base salary. All ordinary shares and vested restricted share units held by our executives, as well as the value of fully-vested stock options (net of the value of taxes), count toward these goals. The guidelines provide for our executives to reach these goals within five years of the date that the Board approved the guidelines or the date they joined the Company, whichever is later, and to hold such a minimum number of shares for as long as he or she remains an officer. The Company has determined that the named executive officers are on target to be in compliance with the requirements under the guidelines by the deadline.

Executive Incentive Compensation Recoupment Policy

In May 2010, the Compensation Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers our executive officers and direct reports of our chief executive officer, and applies to bonuses or awards under the Company’s short and long-term incentive bonus plans, awards under our equity incentive plans, and contributions under our deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement occurs within 36 months of the publication of the audited financial statements that are restated.

COMPENSATION RISK ASSESSMENT

With the assistance of Mercer, the Compensation Committee reviewed our compensation policies and practices during fiscal year 2015 and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•                  The Company’s pay levels are generally aligned with market pay levels (i.e., not so low that management would pursue extreme risk to achieve significantly higher pay, nor too high to have excessive incentives to meet or exceed target payouts).

•                  The Company’s compensation programs utilize best practices designed to mitigate risk, including, but not limited to:

•                  there is a balanced mix of short-term cash and long-term equity pay;

•                  incentive programs fund based on a mix of performance metrics and over varying time frames (not just short-term revenue or net income);

•                  the long-term incentive program includes time and performance-vested awards, where the performance awards require favorable long-term shareholder results to deliver value;

•                  incentive programs have payout caps and reasonable leverage;

•                  share ownership guidelines and anti-hedging/pledging policies encourage long-term equity ownership;

•                  the Committee has the ability to exercise discretion over goals; and

•                  the Board has adopted an incentive compensation recoupment policy.

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2013, 2014 and 2015 compensation for:

•                  Michael M. McNamara, our chief executive officer;

•                  Christopher Collier, our chief financial officer; and

•                  Francois P. Barbier, Jonathan S. Hoak, and Paul Humphries.

The executive officers included in the Summary Compensation Table are referred to in this joint proxy statement as our named executive officers or NEOs. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” of this joint proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael M. McNamara	2015	$1,250,000	$528,965	$9,004,569	$3,179,160	$252,445	$89,901	$14,305,040
Chief Executive Officer	2014	$1,250,000	$—	$7,686,000	$2,340,492	$2,124,917	$40,698	$13,442,107
	2013	$1,250,000	$—	$6,462,000	$329,138	$1,940,410	$31,178	$10,012,726
Christopher Collier	2015	$650,000	$556,593	$2,284,397	$1,212,320	$38,559	$66,453	$4,808,322
Chief Financial Officer	2014	$538,750	$385,986	$1,878,800	$686,544	$13,010	$21,625	$3,524,715
	2013	$415,000	$352,430	$718,000	$50,994	$—	$10,350	$1,546,774
Francois P. Barbier	2015	$675,000	$64,011	$2,094,046	$1,258,948	$—	$451,071	$4,543,076
President, Global Operations and Components	2014	$625,000	$304,352	$2,989,000	$858,180	$28,763	$402,511	$5,207,806
	2013	$600,000	$270,127	$2,154,000	$101,603	$5,297	$336,752	$3,467,779
Jonathan S. Hoak	2015	$525,000	$—	$951,842	$712,132	$12,740	$23,467	$2,225,181
Executive Vice President and General Counsel	2014	$500,000	$—	$1,281,000	$499,305	$442	$27,702	$2,308,449
	2013	$475,000	$—	$1,077,000	$66,705	$—	$10,203	$1,628,908
Paul Humphries	2015	$675,000	$163,949	$2,094,046	$1,560,686	$19,403	$22,901	$4,535,985
President, High Reliability Solutions and Executive Vice President, Human Resource	2014	$625,000	$—	$2,989,000	$1,115,937	$69,205	$17,397	$4,816,539
	2013	$525,000	$—	$1,938,600	$468,073	$41,465	$34,242	$3,007,380

(1)         Each of above mentioned named executive officers, except Mr. Barbier, contributed a portion of his fiscal year 2015 salary to his 401(k) savings plan account. All amounts contributed are included under this column.

(2)         For fiscal year 2015, this column shows the unvested portion of Messrs. McNamara’s, Collier’s, Barbier’s, and Humphries’ respective deferred compensation accounts that vested on July 1, 2014. For additional information about the Company’s deferred compensation arrangements, see the section entitled “Compensation Discussion and Analysis—Deferred Compensation” of this joint proxy statement and the discussion under the section entitled “Nonqualified Deferred Compensation in Fiscal Year 2015” of this joint proxy statement.

(3)         Share awards consist of service-based and performance-based restricted share unit awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2013, 2014 and 2015, calculated in accordance with FASB ASC Topic 718. The performance-based restricted share unit awards included in this column are at the target number of shares as follows for fiscal year 2015:  365,297 performance-based restricted share unit awards, or $4,946,119 for Mr. McNamara; 60,068 performance-based restricted share unit awards, or $946,675 for Mr. Collier; 55,063 performance-based restricted share unit awards, or $870,546 for Mr. Barbier; 25,029 performance-based restricted share unit awards, or $395,709 for Mr. Hoak; and 55,063 performance-based restricted share unit awards, or $870,546 for Mr. Humphries. If the maximum payout is earned, the value of the performance-based restricted share unit awards would be 200% of those amounts as follows for fiscal year 2015: $9,892,238 for Mr. McNamara; $1,893,350 for Mr. Collier; $1,741,092 for Mr. Barbier; $791,418 for Mr. Hoak; and $1,741,092 for Mr. Humphries.

For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

(4)         The amounts in this column represent incentive cash bonuses earned in fiscal year 2015. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2015 Executive Compensation—Incentive Bonus Plan” of this joint proxy statement.

(5)         The amount in this column for fiscal year 2015 represents the above-market earnings on the vested portions of the nonqualified deferred compensation accounts of Messrs. McNamara, Collier, Hoak and Humphries in fiscal year 2015. None of our named executive officers participates in any defined benefit or actuarial pension plans. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the vested portion of the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2015 table of this joint proxy statement for additional information.

(6)         The following table provides a breakdown of compensation included in the “All Other Compensation” column for fiscal year 2015:

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Personal Aircraft Usage ($)(3)	Relocation/ Expatriate Assignment Expenses ($)(4)	Tax Reimbursements ($)(5)	Total ($)
Michael M. McNamara	$10,400	$12,642	$52,474	—	$14,385	$89,901
Christopher Collier	$11,400	$2,250	$39,548	—	$13,256	$66,454
Francois P. Barbier	$76,092	$41,144	—	$87,400	$246,435	$451,071
Jonathan S. Hoak	$9,625	$13,842	—	—	—	$23,467
Paul Humphries	$10,900	$7,605	—	—	$4,396	$22,901

(1)   The amounts in this column represent the Company’s regular employer matching contributions to the 401(k) saving plan accounts for Messrs. McNamara, Collier, Hoak and Humphries. In the case of Mr. Barbier, it represents Company contributions to the mandatory social security programs under applicable French law. Amounts for Mr. Barbier have been converted into dollars from Euros based on the average exchange rate for the 2015 fiscal year.

(2)   The amounts in this column represent the Company’s contribution to the executive long-term disability program which provides additional benefits beyond the basic employee long-term disability program.

(3)   The amounts in this column represent the aggregate incremental costs resulting from the personal use of the company aircraft. Costs include a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and travel expenses for the flight crew. It excludes non-variable costs which would have been incurred regardless of whether there was any personal use of aircraft.

(4)   These amounts represent the costs associated with Mr. Barbier’s relocation to the Company’s San Jose facility for housing allowances of $72,000 and vehicle allowances of $14,400 and relocation fees of $1,000.

(5)   For Mr. Barbier, the amount includes reimbursement of $229,012 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility, $14,442 for the payment of Basic Social Security and the payment of $2,981 of taxes on his behalf with respect to Medicare, due to the vesting of his deferred compensation in July 2014. For Messrs. McNamara, Collier and Humphries, these amounts represent the payment of taxes on their behalf with respect to Medicare, due to the vesting of deferred compensation on July 1, 2014. See the section entitled “Compensation Discussion and Analysis—Benefits—Executive Perquisites” of this joint proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table presents information about non-equity incentive plan awards and restricted share unit awards that we granted in our 2015 fiscal year to our named executive officers. We did not grant any stock options to our named executive officers during our 2015 fiscal year.

								All Other
								Share	Grant
								Awards:	Date
								Number of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Share
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Michael M. McNamara	—	$937,500	$1,875,000	$4,687,500	—	—	—	—	—
	6/26/2014				45,662	182,648	365,296	—	$2,887,665
	6/26/2014	—	—	—	91,324	182,649	365,298	—	$2,058,454
	6/26/2014	—	—	—	—	—	—	365,297	$4,058,450
Christopher Collier	—	$357,500	$715,000	$1,787,500	—	—	—	—	—
	4/1/2014	$328,875	$657,750	$1,315,500
	6/26/2014	—	—	—	15,017	60,068	120,136	—	$949,675
	6/26/2014	—	—	—	—	—	—	120,137	$1,334,722
Francois P. Barbier	—	$371,250	$742,500	$1,856,250	—	—	—	—	—
	4/1/2014	$301,469	$602,938	$1,205,875
	6/26/2014	—	—	—	13,765	55,063	110,126	—	$870,546
	6/26/2014	—	—	—	—	—	—	110,126	$1,223,500
Jonathan S. Hoak	—	$210,000	$420,000	$1,050,000	—	—	—	—	—
	4/1/2014	$137,031	$274,063	$548,125
	6/26/2014	—	—	—	6,257	25,029	50,058	—	$395,708
	6/26/2014	—	—	—	—	—	—	50,057	$556,133
Paul Humphries	—	$371,250	$742,500	$1,856,250	—	—	—	—	—
	4/1/2014	$301,469	$602,938	$1,205,875
	6/26/2014	—	—	—	13,765	55,063	110,126	—	$870,546
	6/26/2014	—	—	—	—	—	—	110,126	$1,223,500

(1)         These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2015. For Mr. McNamara, the amounts correspond to the range of possible payouts under the incentive bonus plan. The maximum payment represents 250% of the target payment. The threshold payment represents 50% of target payout levels. For Messrs. Collier, Barbier, Hoak and Humphries, the amounts reflect the range of payouts possible under the incentive bonus plan and the Free Cash Flow LTIP awarded on April 1, 2014. The maximum payment represents 250% and 200% of the target payment for our incentive cash bonus program and FCF LTIP, respectively. The threshold payment represents 50% of target payout levels. For the annual incentive bonus plan, the amounts actually earned in fiscal year 2015 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table and broken down in footnote 4 thereof. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2015 Executive Compensation—Incentive Bonus Plan” and “Compensation Discussion and Analysis—Fiscal Year 2015 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this joint proxy statement.

(2)         These columns show the range of estimated future vesting of performance-based restricted share unit awards granted in fiscal year 2015 under our 2010 Equity Incentive Plan. The restricted share unit awards cliff vest after three years, with vesting being based on percentile rank of the Company’s Total Shareholder Return (TSR) in the constituents of the S&P 500 Index. The maximum payment for each executive officer represents 200% of the target payment. The threshold payment for each named executive officer represents 25% of target payout levels. In addition, under our FCF LTIP, Mr. McNamara was granted 182,649 performance-based restricted share unit awards which cliff vest after three years, with vesting based on the cumulative three-year increase of free cash flow from operations of the Company. The maximum payment for Mr. McNamara represents 200% of the target payment. The threshold payment for Mr. McNamara represents 50% of target payout levels. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2015 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this joint proxy statement.

(3)         This column shows the number of service-based restricted share units granted in fiscal year 2015 under our 2010 Equity Incentive Plan. For each named executive officer, the restricted share units vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Share-and-Cash Based Incentive Compensation—Grants During Fiscal Year 2015” of this joint proxy statement.

(4)         This column shows the grant-date fair value of service-based and performance-based restricted share unit awards under FASB ASC Topic 718 granted to our named executive officers in fiscal year 2015. The grant-date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. Expense will be reversed for awards that do not vest as a result of the named executive officers not meeting the requisite service requirement; however expense will not be reversed for awards that do not vest as a result of not achieving the performance requirement. For restricted share unit awards with service-based vesting, fair value is the closing price of our ordinary shares on the grant date. For restricted share unit awards where vesting is contingent on meeting a market condition, the grant-date fair value was calculated using a Monte Carlo simulation. Additional information on the valuation assumptions is included in Note 3 of our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table presents information about outstanding options and share awards held by our named executive officers as of March 31, 2015. The table shows information about:

•                  stock options,

•                  service-based restricted share units, and

•                  performance-based restricted share units.

The market value of the share awards is based on the closing price of our ordinary shares as of March 31, 2015, which was $12.68. Market values shown assume all performance criteria are met at the maximum payout level. For additional information on our equity incentive programs, see the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Programs—Share-Based Compensation” of this joint proxy statement.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)(1)	($)
Michael M. McNamara	3,000,000	—	—	$12.37	05/13/2015	—	—	—	—
	1,519,699	—	—	$10.59	06/02/2015	—	—	—	—
	—	—	2,000,000(2)	$10.59	06/02/2015	—	—	—	—
	2,000,000	—	—	$2.26	12/05/2015	—	—	—	—
	2,000,000	—	—	$1.94	03/02/2016	—	—	—	—
	700,000	—	—	$11.23	04/17/2016	—	—	—	—
	—	—	—	—	—	1,087,797(3)	$13,793,266	2,830,594(4)	$35,765,932

Christopher Collier	290,000	—	—	$10.59	06/02/2015	—	—	—	—
	185,000	—	—	$2.26	12/05/2015	—	—	—	—
	—	—	—	—	—	247,637(5)	$3,140,037	477,636(6)	$6,040,674

Francois P. Barbier	868	—	—	$5.57	08/11/2016	—	—	—	—
	3,125	—	—	$5.57	08/11/2016	—	—	—	—
	911	—	—	$5.57	08/11/2016	—	—	—	—
	250,000	—	—	$5.57	08/11/2016	—	—	—	—
	20,833	—	—	$5.57	08/11/2016	—	—	—	—
	3,125	—	—	$5.57	08/11/2016	—	—	—	—
	—	—	—	—	—	368,376(7)	$4,671,008	857,626(8)	$10,833,748

Jonathan S. Hoak	150,000	—	—	$8.09	02/28/2018	—	—	—	—
	—	—	—	—	—	153,807(9)	$1,950,273	368,808(10)	$4,668,610

Paul Humphries	150,000	—	—	$2.26	12/05/2015	—	—	—	—
	12,500	—	—	$5.57	08/11/2016	—	—	—	—
	2,752	—	—	$5.57	08/11/2016	—	—	—	—
	213,889	—	—	$5.57	08/11/2016	—	—	—	—
	2,539	—	—	$5.57	08/11/2016	—	—	—	—
	872	—	—	$5.57	08/11/2016	—	—	—	—
	392	—	—	$5.57	08/11/2016	—	—	—	—
	585	—	—	$5.57	08/11/2016	—	—	—	—
	19,960	—	—	$5.57	08/11/2016	—	—	—	—
	50,000	—	—	$5.57	08/11/2016	—	—	—	—
	—	—	—	—	—	344,876(11)	$4,373,028	797,626(12)	$10,085,548

(1)   This column includes performance-based restricted share unit awards granted in fiscal years 2012, 2013, 2014 and 2015 under our 2010 Equity Incentive Plan. For grants made in fiscal year 2012, fifty percent of the restricted share unit awards vest after three years and fifty percent vest after four years, if the performance criteria is achieved. For grants made in fiscal year 2013, 2014 and 2015, 100% of the restricted share unit awards vest after three years, if the performance criteria are met. Vesting of the performance-based awards for 2012 and 2013 will depend on the Company achieving levels of total shareholder return relative to the average of the Standard & Poor’s 500 Index total shareholder return for the respective performance periods. Vesting of the performance-based awards for 2014 will depend on (a) the Company’s total shareholder return versus total shareholder return of the S&P 500 and (b) total shareholder return versus that of an extended EMS group.  Vesting of the performance-based awards for 2015 will depend on the Company’s total shareholder return versus total shareholder return of the constituents of the S&P 500.

(2)   These options have vested but may only be exercised if the trading price of our ordinary shares is at least $12.50 per share

(3)   160,000 shares vest on June 3, 2015; 225,000 shares vest at a rate of 112,500 shares per year for two years, with the next vesting date on May 17, 2015; 337,500 shares vest at a rate of 112,500 shares per year for three years, with the next vesting date on May 21, 2015; and 365,297 shares vest at a rate of 91,324 shares per year for four years, with the first vesting date on June 26, 2015.

(4)          300,000 performance based shares vest on June 3, 2015 assuming a maximum payout of 150%; 900,000 shares vest on May 17, 2015 assuming a maximum payout of 200%; 900,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; and 730,594 shares vest on June 26, 2017 assuming a maximum payout of 200%.

(5)          20,000 shares vest on June 3, 2015; 25,000 shares vest at a rate of 12,500 shares per year for two years, with the next vesting date on May 17, 2015; 82,500 shares vest at a rate of 27,500 shares per year for three years, with the next vesting date on May 21, 2015; and 120,137 shares vest at a rate of 30,034 shares per year for four years, with the first vesting date on June 26, 2015.

(6)          37,500 performance based shares vest on June 3, 2015 assuming a maximum payout of 150%; 100,000 shares vest on May 17, 2015 assuming a maximum payout of 200%; 220,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; and 120,136 shares vest on June 26, 2017 assuming a maximum payout of 200%.

(7)          52,000 shares vest on June 3, 2015; 75,000 shares vest at a rate of 37,500 shares per year for two years, with the next vesting date on May 17, 2015; 131,250 shares vest at a rate of 43,750 shares per year for three years, with the next vesting date on May 21, 2015; and 110,126 shares vest at a rate of 27,531 shares per year for four years, with the first vesting date on June 26, 2015.

(8)          97,500 performance based shares vest on June 3, 2015 assuming a maximum payout of 150%; 300,000 shares vest on May 17, 2015 assuming a maximum payout of 200%; 350,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; and 110,126 shares vest on June 26, 2016 assuming a maximum payout of 200%.

(9)          10,000 shares vest on June 3, 2015; 37,500 shares vest at a rate of 18,750 shares per year for two years, with the next vesting date on May 17, 2015; 56,250 shares vest at a rate of 18,750 shares per year for three years, with the next vesting date on May 21, 2015; and 50,057 shares vest at a rate of 12,514 shares per year for four years, with the first vesting date on June 26, 2015.

(10)    18,750 performance shares vest annually on June 3, 2015 assuming a maximum payout of 150%; 150,000shares vest on May 17, 2015 assuming a maximum payout of 200%; 150,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; and 50,058 shares vest on June 26, 2017 assuming a maximum payout of 200%.

(11)    36,000 shares vest on June 3, 2015; 67,500 shares vest at a rate of 33,750 shares per year for two years, with the next vesting date on May 17, 2015; 131,250 shares vest at a rate of 43,750 shares per year for three years, with the first vesting date on May 21, 2015; and 110,126 shares vest at a rate of 27,531 shares per year for four years, with the first vesting date on June 26, 2015.

(12)    67,500 performance based shares vest on June 3, 2015 assuming a maximum payout of 150%; 270,000 shares vest on May 17, 2015 assuming a maximum payout of 200%; 350,000 shares vest on May 21, 2016 assuming a maximum payout of 200%; and 110,126 shares vest on June 26, 2017 assuming a maximum payout of 200%.

Option Exercises and Shares Vested in Fiscal Year 2015

The following table presents information for each of our named executive officers on (1) stock option exercises during fiscal year 2015, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of share awards in the form of restricted share units during fiscal year 2015 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael M. McNamara	—	—	897,000	$9,442,350
Christopher Collier	10,000	$14,300	128,475	$1,344,562
Francois P. Barbier	100,000	$897,490	250,425	$2,593,494
Jonathan S. Hoak	—	—	69,625	$716,761
Paul Humphries	—	—	197,375	$2,030,605

(1)         The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)         The amounts in this column reflect the aggregate dollar amount realized upon the vesting of restricted share unit awards determined by multiplying the number of ordinary shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2015

Our named executive officers do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2015

Each of our named executive officers participates in our 2010 Deferred Compensation Plan. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal year 2011, we replaced our existing deferred compensation plans with the 2010 Deferred Compensation Plan. Under the new plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The Company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. During fiscal year 2015, the Compensation Committee approved a change to the funding of the deferred compensation program whereby 50% of the funding would be paid as a percent of base salary and 50% would be performance-based. This aligns to the distribution of performance and time-based elements in our other long-term compensation programs. Under this plan, we may make annual contributions, in amounts up to 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits), which will cliff vest after four years. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 Deferred Compensation Plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installment payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years.

Prior to fiscal year 2011, Mr. McNamara participated in our senior executive deferred compensation plan, which we refer to as the senior executive plan. Participants in the senior executive plan received long-term deferred bonuses, which were subject to vesting requirements. In addition, a participant was able to defer up to 80% of his salary and up to 100% of his cash bonuses. The deferred compensation was credited to a deferral account established under the senior executive plan for recordkeeping purposes. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years.

Prior to fiscal year 2011, Messrs. Barbier, Collier and Humphries participated in the Company’s senior management deferred compensation plan (referred to as the senior management plan). Under the senior management plan, participants received deferred discretionary contributions, which were subject to vesting requirements. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15th of the year following termination and six months following termination. In addition, any unvested portions of the deferral accounts will become 100% vested if the executive’s employment is terminated as a result of his or her death.

Under each of the deferred compensation plans, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in deferred compensation plans are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

For a discussion of the contributions and deferred bonuses granted to each of the named executive officers and their vesting terms, including vesting upon the executive’s termination or a change in control of the Company, see the sections entitled “Compensation Discussion and Analysis—Deferred Compensation” of this joint proxy statement and “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.

The following table presents information for fiscal year 2015 about: (i) contributions to the named executive officers’ deferred compensation plan accounts by the executive; (ii) contributions to the NEOs’ deferred compensation plan accounts by the Company; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; (iv) aggregate withdrawals and distributions from the deferred compensation plan accounts; and (v) the deferred compensation plan account balances as of the end of the fiscal year. For fiscal year 2015, Messrs. McNamara, Collier, Hoak, and Humphries each received deferred compensation awards averaged about 35% of their respective base salaries.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Fiscal Year-End ($)(5)
Michael M. McNamara	—	$462,638	$335,175	—	$16,709,323
Christopher Collier	$97,339	$218,561	$159,210	$28,260	$1,907,277
Francois P. Barbier	—	—	$(160,014)	—	$981,116
Jonathan S. Hoak	$447,168	$188,805	$16,911	—	$782,510
Paul Humphries	—	$238,819	$69,869	—	$1,920,534

(1)         Reflects the salary payments deferred by our named executive officers during the fiscal year. These amounts are included in the Summary Compensation Table under the “Salary” column.

(2)         These amounts represent contributions under the 2010 deferred compensation plan. These awards cliff vest after four years. None of these awards have vested under this plan as of March 31, 2015. These amounts, including any earnings or losses thereon, will be reported under the “Bonus” column of the Summary Compensation Table upon vesting in future years if the executive continues to be a named executive officer. For additional information on these contributions and their vesting terms, including vesting upon the executive’s termination or change in control of the Company, see the sections entitled “Compensation Discussion and Analysis — Long-Term Deferred Compensation Awards” of this joint proxy statement and “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

(3)         Reflects earnings (or losses) for each named executive officer on both the vested and unvested portions of the executive’s deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive’s deferred compensation account(s) is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. Any earnings that vest in a given year are reported in the “Bonus” column in the Summary Compensation Table.

(4)         The amount in this column reflects distributions made to Mr. Collier during the fiscal year 2015.

(5)         The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years as follows: Michael M. McNamara—$16,709,323; Christopher Collier—$1,473,161; Francois P. Barbier—$929,188; Jonathan S. Hoak—$584,527; and Paul Humphries—$719,564. The amounts in this column include the following unvested balances related to the respective 2010 deferred compensation plan account of the named executive officers: Michael M. McNamara—$1,181,550; Christopher Collier—$498,882; Francois P. Barbier—$64,011; Jonathan S. Hoak—$188,805; and Paul Humphries—$455,971.

Potential Payments Upon Termination or Change in Control

As described in the section entitled “Compensation Discussion and Analysis” of this joint proxy statement, our named executive officers do not have employment or severance agreements with us. However, our named executive officers are entitled to certain termination and change in control benefits under each executive’s deferred compensation plan and under certain equity awards.

Acceleration of Vesting of Deferred Compensation

If the employment of any participant in the 2010 deferred compensation plan is involuntarily terminated by the Company without cause or is terminated by the executive with good reason within two years following a change in control (as defined in the 2010 deferred compensation plan), the entire unvested portion of the deferred compensation account of the named executive officer will vest.

Acceleration of Vesting of Equity Awards

The number of unvested equity awards held by each named executive officer as of March 31, 2015 is listed above in the Outstanding Equity Awards at 2015 Fiscal Year-End table. All unvested outstanding equity awards held by our named executive officers at the end of fiscal year 2015 were granted under the 2010 Plan, which provide certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company. The terms of these benefits are described below.

Exercise of Stock Options Upon Termination; Treatment of Certain Awards Upon Retirement

Under the terms of the form of award agreement for options granted under the 2010 Plan, if a plan participant ceases to provide services to the Company for any reason other than death, cause (as defined in the plan) or disability (as defined in the plan), then the participant may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding the term of the option, as determined by the Compensation Committee. If a participant ceases to provide services to the Company because of death or disability, then the participant may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding the term of the option, as determined by the Compensation Committee. All stock options held by a plan participant who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee. In addition, subject to any waiver by the Compensation Committee, all unvested restricted share unit awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the Company for any reason. However, certain award agreements for performance-based restricted share unit awards granted under our 2010 Plan provide that if a plan participant ceases to provide services to the Company due to a retirement (meaning a voluntary termination of service after the participant has attained the age of sixty (60) years and completed at least ten (10) years of service as an employee of the Company), then the award will not terminate and a pro-rata number of shares subject to the award shall be issued to the participant upon the vesting of the award agreement pursuant to the original performance criteria. None of our named executive officers are currently eligible for this retirement benefit.

Acceleration of Vesting Upon a Change in Control

Our equity incentive plans are “double trigger” plans, meaning that unvested stock options and unvested restricted share unit awards vest immediately only if (i) there is a change in control of the Company and (ii)(x) such options or awards are not converted, assumed or replaced by the successor or survivor corporation or (y) if provided by the Compensation Committee as described below, the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

Under the terms of our 2010 Plan, unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the 2010 Plan) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Where awards under the 2010 Plan are assumed or continued after a change in control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service within a designated period (not to exceed eighteen (18) months) following the effective date of such change in control. If the Compensation Committee so determines, any such award will, immediately upon an involuntary termination of service following a change of control, become fully exercisable and all forfeiture restrictions on such award will lapse.

Among our named executive officers, 2,553,094 of Mr. McNamara’s unvested restricted share unit awards, 492,705 of Mr. Collier’s unvested restricted share unit awards, 813,439 of Mr. Barbier’s unvested restricted share unit awards, 341,336 of Mr. Hoak’s unvested restricted share unit awards, and 754,939 of Mr. Humphries’ unvested restricted share unit awards include the change in control provision described above.

Potential Payments Upon Termination or Change in Control

as of March 31, 2015

The following table and accompanying notes show the estimated payments and benefits that would have been provided to each named executive officer as a result of (i) the accelerated vesting of deferred compensation in the case of a change of control without a termination of employment or a change of control with a termination of employment and (ii) the accelerated vesting of unvested stock options and restricted share unit awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control.

Calculations for this table assume that the triggering event took place on March 31, 2015, the last business day of our 2015 fiscal year, and are based on the price per share of our ordinary shares on such date, which was $12.68. The following table does not include potential payouts under our named executive officers’ nonqualified deferred compensation plans relating to vested benefits.

Name	Change in Control with Termination: Accelerated Vesting of Deferred Compensation(1)	Change in Control and No Assumption of Award: Accelerated Vesting of Restricted Share Unit Awards(2)	Total
Michael M. McNamara	$1,181,550	$32,373,232	$33,554,782
Christopher Collier	$498,882	$6,247,499	$6,746,381
Francois P. Barbier	$64,011	$10,314,407	$10,378,418
Jonathan S. Hoak	$188,805	$4,328,141	$4,516,946
Paul Humphries	$455,971	$9,572,627	$10,028,598

(1)         The amount shown for each executive represents the portion of the unvested balance of the executive’s deferred compensation account that would vest in the event the executive is terminated by the Company without cause or resigns with good reason following a change in control of the Company (as defined in the 2010 deferred compensation plan). No executive’s deferred compensation account will vest upon a change of control (without any termination following such change in control) or upon the executive’s death.

(2)         The amounts shown represent the estimated value of the accelerated vesting of restricted share unit awards following a change of control under the terms of our equity incentive plans, which assumes that such restricted share unit awards are not assumed or replaced by the successor corporation or its parent. If such awards are assumed or replaced in a change of control transaction, the vesting of such awards will not accelerate; provided, that the Compensation Committee may determine that awards under the 2010 Plan may be accelerated if the executive is terminated within a certain period (not to exceed 18 months) following a change of control. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our ordinary shares on March 31, 2015, the assumed date of the triggering event.

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2015, we maintained only our 2010 Plan, which replaced (i) the 2001 Plan, (ii) the 2002 Plan, (iii) our 2004 Award Plan for New Employees, and (iv) the Solectron Corporation 2002 Stock Plan, which we refer to collectively as the Prior Plans. The following table provides information about equity awards outstanding under these plans as of March 31, 2015.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)	Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	34,167,999(2)	$7.87	34,643,098(3)
Equity compensation plans not approved by shareholders(4)(5)(6)	818,147(7)	$6.81	—
Total	34,986,146	$7.81	34,643,098(3)

(1)  The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)  Includes 18,993,252 ordinary shares issuable upon the vesting of restricted share unit awards. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options. For awards subject to market performance criteria, the amount reported reflects the number of shares to be issued if the target level is achieved. An additional 4,478,534 shares would be issued if the maximum market performance level is achieved.

(3)  Consists of ordinary shares available for grant under the 2010 Plan. The 2010 Plan provides for grants of up to 10.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under the Prior Plans (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2010 Plan) and shares that were available for grant under the Prior Plans at the time of the consolidation of such plans into the 2010 Plan. Each ordinary share that is subject to a stock option is counted against this limit as one share. Each share that is subject to a restricted share unit award is counted against this limit as one and seventy-one hundredths (1.71) shares.

(4)  The 2004 Plan was established in October 2004 and consolidated into the 2010 Plan in 2010. Options granted under the 2004 Plan generally vest over four years and generally expire seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment. Restricted share unit awards generally vest in installments over a three- to five-year period and unvested restricted share unit awards are also forfeited upon termination of employment.

(5)  Our 2002 Plan was adopted by our Board of Directors in May 2002 and consolidated into the 2010 Plan in 2010. Options granted under the 2002 Plan generally have an exercise price of not less than the fair market value of the underlying ordinary shares on the date of grant. Options granted under the 2002 Plan generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment. Restricted share unit awards generally vest in installments over a three- to five-year period and unvested restricted share unit awards are also forfeited upon termination of employment.

(6)  In connection with the acquisition of Solectron Corporation on October 1, 2007, we assumed the Solectron Plan, including all outstanding options to purchase Solectron Corporation common stock with exercise prices equal to, or less than, $5.00 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 0.345. As a result, we assumed approximately 7.4 million vested and unvested options with exercise prices ranging from between $5.45 and $14.41 per ordinary share. The Solectron Plan was consolidated into the 2010 Plan in 2010. Options granted under the Solectron Plan generally have an exercise price of not less than the fair value of the underlying ordinary shares on the date of grant. Such options generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(7)   Consists of ordinary shares issuable upon the exercise of outstanding stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 1, 2015, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•  each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•  each of our named executive officers;

•  each director; and

•  all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flextronics International Ltd., No. 2 Changi South Lane, Singapore 486123.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the

SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of June 1, 2015, and ordinary shares subject to restricted share unit awards that vest within 60 days of June 1, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 566,452,359 ordinary shares outstanding on June 1, 2015 plus the number of ordinary shares that such person or group had the right to acquire on or within 60 days after June 1, 2015.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Glenview Capital Management, LLC(1) 767 Fifth Avenue, 44th Floor, New York, NY 10153	75,130,959	13.3%
Franklin Resources, Inc.(2) One Franklin Parkway, San Mateo, CA 94403	33,370,985	5.9%
PRIMECAP Management Company(3) 225 South Lake Ave., #400, Pasadena, CA 91101	52,614,773	9.3%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202(4)	40,768,537	7.2%
Vanguard Group Inc. (5) 100 Vanguard Blvd., Malvern, PA 19355	30,039,091	5.3%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Michael M. McNamara (6)	6,172,438	1.08%
Christopher Collier (7)	475,233	*
Paul Humphries (8)	534,458	*
Francois P. Barbier (9)	242,326	*
Jonathan S. Hoak (10)	330,681	*
H. Raymond Bingham (11)	147,673	*
Willy C. Shih (12)	163,316	*
William D. Watkins	54,647	*
Daniel H. Schulman	111,692	*
Lay Koon Tan	62,942	*
Lawrence A. Zimmerman	36,393	*
Michael D. Capellas	9,126	*
Marc A. Onetto	10,346	*
All executive officers and directors as a group (14 persons)(13)	8,390,571	1.46%

*  Less than 1%.

(1)                     Based on information supplied by Glenview Capital Management LLC (or Glenview) in an amended Schedule 13G filed with the SEC on February 17, 2015. As a result of Glenview serving as an investment manager to various investment companies, and Mr. Lawrence M. Robbins serving as the Chief Executive Officer of Glenview, Glenview and Mr. Robbins may be deemed to share voting and dispositive power over all of these shares.

(2)                     Based on information supplied by Franklin Resources, Inc. in an amended Schedule 13G filed with the SEC on February 9, 2015. Templeton Global Advisors Limited is deemed to have sole voting power for 22,202,993 of these shares, sole dispositive power for 22,619,553 of these shares and shared voting power for 13,320 of these shares. Templeton Investment Counsel, LLC is deemed to have sole voting power for 7,826,914 of these shares and sole dispositive power for 7,832,274 of these shares. Franklin Templeton Investments Corp. is deemed to have sole voting and dispositive power for 1,630,520 of these shares. Franklin Templeton Portfolio Advisors, Inc. is deemed to have sole voting and dispositive power for 109,295 of these shares. Franklin Templeton Investments (Asia) Ltd. is deemed to have sole voting and dispositive power for 103,260 of these shares. Templeton Asset Management Ltd. is deemed to have sole voting power for 0 of these shares, sole dispositive power for 869,358 of these shares and shared voting and dispositive power for 206,725 of these shares. The securities are beneficially owned by investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including the investment management subsidiaries listed above.

(3)                     Based on information supplied by PRIMECAP Management Company in an amended Schedule 13G filed with the SEC on February 13, 2015. PRIMECAP Management Company has sole voting power over 18,513,840 of these shares and sole dispositive power over 52,614,773 of these shares.

(4)                     Based on information supplied by Artisan Partner Limited Partnership in a Schedule 13G filed with the SEC on January 30, 2015. Artisan Partners Limited Partnership is a registered investment adviser of which Artisan Investments GP LLC is the general partner and Artisan Partners Holdings LP is the sole limited partner. Artisan Partners Asset Management Inc. is the general partner of Artisan Partners Holding LP. Each of these persons beneficially own the shares shown and have shared dispositive power with respect to all shares and shared voting power with respect to 37,251,354 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership are entitled to receive all dividends and proceeds from the sale of those shares.

(5)                     Based on information supplied by Vanguard Group Inc. in an amended Schedule 13G filed with the SEC on February 10, 2015. Vanguard Group Inc. has sole voting power over 205,102 of these shares, sole dispositive power over 29,869,633 of these shares, and shared dispositive power over 169,458 of these shares.

(6)                     Includes 4,700,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2015. Also includes 509,324 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

(7)                     Includes 185,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2015. Also includes 82,284 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

(8)                     Includes 303,489 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2015. Also includes 121,581 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

(9)                     Includes 163,381 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

(10)              Includes 150,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2015. Also includes 38,639 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

(11)              Includes 105,383 shares held indirectly by a limited partnership which is owned 100% by trusts, of which Mr. Bingham is a trustee.

(12)              Includes 25,000 shares subject to options presently exercisable and options exercisable within 60 days of June 1, 2015.

(13)              Includes 5,363,489 shares subject to options presently exercisable within 60 days of June 1, 2015. Also includes 944,509 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Nominating and Corporate Governance Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•  transactions involving less than $25,000 for any individual related person;

•  compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

•  indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

We have various procedures in place to identify potential related person transactions, and the Nominating and Corporate Governance Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the Company’s Code of Business Conduct and Ethics on the Corporate Governance page of our website at www.flextronics.com.

Transactions with Related Persons

Mr. McNamara, the Company’s CEO and a director, has a daughter-in-law, Lacey Ellis, who was employed by the Company in fiscal year 2015 (and presently). Ms. Ellis was employed as an attorney and earned approximately $200,000 in salary, bonus, share awards, and benefits during fiscal year 2015. The employment and compensation of this family member was approved and established by the Company in accordance the Statement of Policy with Respect to Related Person Transactions as described above and this family member’s employment and compensation is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Other than the foregoing and the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” of this joint proxy statement and “Non-Management Directors’ Compensation for Fiscal Year 2015” of this joint proxy statement, during fiscal year 2015, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•  in which the amount involved exceeded or will exceed $120,000; and

•  in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2015 were met, except with respect to one late Form 4 filing concerning one transaction by Christopher Collier.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING

Shareholder proposals submitted under SEC Rule 14a-8 and intended for inclusion in the proxy statement for our 2016 annual general meeting of shareholders must be received by us no later than March 11, 2016. Any such shareholder proposals must be mailed to us at 6201 America Center Drive, San Jose, California, 95002, U.S.A., Attention: Chief Executive Officer. Any such shareholder proposals may be included in our proxy statement for the 2016 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 are subject to the requirements of the Companies Act, as described in the following paragraph, and applicable rules and regulations promulgated by the SEC. The proxy designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2016 annual general meeting of shareholders unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

Under Section 183 of the Companies Act, registered shareholders representing at least 5% of the total outstanding voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, requisition that we include and give notice of their proposal for the 2016 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act, be signed by all the requisitionists and be deposited at our registered office in Singapore, No. 2 Changi South Lane, Singapore 486123, at least six weeks prior to the date of the 2016 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2016 annual general meeting in the case of any other requisition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Flextronics incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015:

•  Item 8, “Financial Statements and Supplementary Data;”

•  Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•  Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, which was filed with the SEC on May 21, 2015, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2015. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act will be included with the annual report which will be delivered to our shareholders prior to the date of the 2015 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•  our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•  supplementary financial statements (which reflect solely the Company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

•  a Directors’ Report; and

•  the Independent Auditors’ Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2015.

OTHER MATTERS

Our management does not know of any matters to be presented at either the 2015 annual general meeting or the extraordinary general meeting other than those set forth herein and in the notices accompanying this joint proxy statement. If any other matters are properly presented for a vote at either the 2015 annual general meeting or the extraordinary general meeting, the applicable enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the 2015 annual general meeting and the extraordinary general meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy cards in the envelope which has been enclosed for your convenience.

Shareholders who are present at each of the 2015 annual general meeting and the extraordinary general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

We incorporate by reference information from Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2015, “Share-Based Compensation,” included in our Annual Report on Form 10-K and the sections entitled “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (not including exhibits). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flextronics International Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

By order of the Board of Directors,

Josephine Teo

Company Secretary

July 9, 2015

Singapore

Upon request, we will furnish without charge to each person to whom this joint proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. You may request a copy of this information at no cost, by writing or telephoning us at:

Flextronics International Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. FLEXTRONICS INTERNATIONAL LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M94919-S34543 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FLEXTRONICS INTERNATIONAL LTD. The Board of Directors recommends you vote FOR the following: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Re-election of Mr. Lay Koon Tan as a director of Flextronics. 1b. Re-election of Mr. William D. Watkins as a director of Flextronics. 2. Re-appointment of Mr. Lawrence A. Zimmerman as a director of Flextronics. 3. To approve the re-appointment of Deloitte & Touche LLP as Flextronics's independent auditors for the 2016 fiscal year and to authorize the Board of Directors to fix its remuneration. 4. To approve a general authorization for the directors of Flextronics to allot and issue ordinary shares. 5. NON-BINDING, ADVISORY RESOLUTION. To approve the compensation of Flextronics's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in "Compensation Discussion and Analysis" and in the compensation tables and the accompanying narrative disclosure under "Executive Compensation" in Flextronics's proxy statement relating to its 2015 annual general meeting. NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Annual Report and Proxy Statement (pertaining to the Annual and Extraordinary Meetings) are available at http://investors.flextronics.com/proxymaterials.cfm. M94920-S34543 FLEXTRONICS INTERNATIONAL LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors 2015 Annual General Meeting The undersigned being a member of Flextronics International Ltd. ("Flextronics") hereby appoints Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flextronics owned by the undersigned, at the 2015 annual general meeting of Flextronics to be held on August 20, 2015, at 9:00 a.m. Pacific time, or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the Board of Director nominees (Proposal Nos. 1 and 2), "FOR" Proposal Nos. 3 and 4, "FOR" non-binding, advisory Proposal No. 5, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2015 annual general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. FLEXTRONICS INTERNATIONAL LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M94921-S34543 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FLEXTRONICS INTERNATIONAL LTD. The Board of Directors recommends you vote FOR the following: For Against Abstain ! ! ! S1. Extraordinary General Meeting Proposal: To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares. NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Combined Annual Report and Proxy Statement (pertaining to the Annual and Extraordinary Meetings) are available at http://investors.flextronics.com/proxymaterials.cfm. M94922-S34543 FLEXTRONICS INTERNATIONAL LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors Extraordinary General Meeting The undersigned being a member of Flextronics International Ltd. ("Flextronics") hereby appoints Christopher Collier or failing whom the Chairman of the extraordinary general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flextronics owned by the undersigned, at the extraordinary general meeting of Flextronics to be held on August 20, 2015, at 9:30 a.m. Pacific time (or immediately following the conclusion or adjournment of the 2015 annual general meeting of Flextronics (which is being held at 9:00 a.m. Pacific time, on the same day and the same place)) or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the extraordinary general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the proposal to approve the Share Purchase Mandate set forth on the reverse side and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the extraordinary general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side